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NII HOLDINGS, INC.
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ANNUAL MEETING OF STOCKHOLDERS

April 1, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of NII Holdings, Inc., which is to be held on May 10, 2011 at 10:00 a.m. Eastern Time at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, VA 20190 (703-709-1234). At the Annual Meeting, you will be asked to elect three directors to serve three-year terms, cast advisory votes on executive compensation and on the frequency of executive compensation advisory votes, and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. You can vote by signing, dating, and returning the enclosed proxy card. Also, eligible stockholders may vote by telephone or over the Internet. Instructions for using these convenient services are set forth in the instructions for voting that are attached to the enclosed proxy card or voting instruction. Beneficial owners of shares of our common stock held in street name should follow the enclosed instructions for voting their shares. I hope you will be able to attend the Annual Meeting, but even if you cannot, please vote your shares as promptly as possible.

The proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010 are available at www.edocumentview.com/nihd. In addition, we invite you to view our 2010 electronic business report at www.nii.com/investor_relations/2010business_report.pdf, which will be available starting on May 10, 2011.

Sincerely,

Steven M. Shindler
Chairman of the Board of Directors

NII Holdings, Inc.
1875 Explorer Street, 10th Floor
Reston, VA 20190
www.nii.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 10, 2011

We will hold the Annual Meeting of Stockholders of NII Holdings, Inc. (the “Company” or “NII Holdings”) on May 10, 2011, at 10:00 a.m. Eastern Time at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, VA 20190 (703-709-1234).

At our Annual Meeting, our stockholders will be asked to:

1. Elect three directors, Charles M. Herington, Rosendo G. Parra and John W. Risner, each for a three-year term ending 2014;

2. Provide an advisory vote on the compensation of the Company’s named executive officers;

3. Provide an advisory vote on the frequency of executive compensation advisory votes;

4. Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011; and

5. Transact any other business that properly comes before the Annual Meeting and any adjournments thereof.

The Board of Directors recommends that you vote FOR the three nominees for director; FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; FOR the approval, on an advisory basis, of an annual advisory vote on executive compensation; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Only stockholders of record as of March 18, 2011 can vote at the Annual Meeting.

By Order of the Board of Directors,

Steven M. Shindler
Chairman of the Board of Directors

April 1, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 10, 2011.

The proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010 are available at www.edocumentview.com/nihd.

* * *

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by our board of directors of proxies to be voted at our annual meeting, which is to be held at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, VA 20190 at 10:00 a.m. Eastern Time on Tuesday, May 10, 2011 (the “Annual Meeting”). On or about April 1, 2011, we commenced mailing this proxy statement and the enclosed form of proxy to our stockholders entitled to vote at the meeting.

Purpose of the Annual Meeting

At the annual meeting, stockholders will be asked to:

•	elect three directors to serve for a term of three years (Item 1 on the proxy card);

•	provide an advisory vote on the compensation of the Company’s named executive officers (Item 2 on the proxy card);

•	provide an advisory vote on the frequency of executive compensation votes (Item 3 on the proxy card);

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011 (Item 4 on the proxy card); and

•	take action on any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Solicitation, Use and Revocation of Proxies

Our Board of Directors solicits the accompanying proxy for use at the Annual Meeting. Giving your proxy means that you authorize the persons indicated on the proxy card to vote your shares at the Annual Meeting in the manner you direct. If you are a stockholder of record and you sign, date and return the enclosed proxy card but do not specify how to vote, your shares will be voted (1) for the election of the nominees designated below to serve for three-year terms ending 2014; (2) for the approval of the compensation awarded to the named executive officers for the fiscal year ended December 31, 2010, as set forth in this proxy statement; (3) for the approval of an annual advisory vote on executive compensation; (4) for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011; and (5) at the discretion of the persons indicated on the proxy card, on all other matters that may properly come before the Annual Meeting or any adjournments thereof. A stockholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the Annual Meeting. You can revoke your proxy or change your vote in one of four ways:

•	you can send a signed written notice of revocation to our corporate secretary (at the address noted below) to revoke your proxy;

•	you can send a completed proxy card bearing a later date than your original proxy to us indicating the change in your vote;

•	you can attend the Annual Meeting and vote in person, which will automatically cancel any proxy previously given; or

•	you can revoke your proxy in person at the Annual Meeting, but attendance at the Annual Meeting alone will not revoke any proxy that you have given previously.

If you choose any of the first two methods, you must take the described action no later than the beginning of the Annual Meeting. If you choose the third or fourth methods, you may be asked to present documents for the purpose of establishing your identity as a NII Holdings stockholder. Before the Annual Meeting, any written notice of revocation should be sent to NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Executive Vice President, General Counsel and Secretary. Any notice of revocation that is delivered at the Annual Meeting should be hand delivered to our Executive Vice President, General Counsel and Secretary before a vote is taken. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to that matter.

If you are a beneficial owner and hold your shares through a broker, bank or other financial institution, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on a particular matter. Brokers and other nominees have the discretion to vote on routine matters such as Proposal 4, but do not have the discretion to vote on non-routine matters such as Proposals 1, 2, and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 4 and any other routine matters properly presented for a vote at the Annual Meeting, and the management recommendations provided on Proposals 1, 2 and 3 would not apply. In addition, if your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote.

Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote through the Internet or by telephone. The enclosed proxy card provides instructions for eligible stockholders. Stockholders who do not own shares through a broker and stockholders who own shares through a broker, but whose proxy card does not mention information about Internet or telephone voting, should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect your right to revoke your proxy or to vote in person at the Annual Meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by us. We have hired Georgeson Inc. to help us send out the proxy materials and solicit proxies on behalf of the Board of Directors. Georgeson’s fee for this service is $7,500 plus expenses. In addition, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of common stock.

Every stockholder’s vote is important. Accordingly, you should sign, date and return the enclosed proxy card, vote via the Internet or by telephone, or provide instructions to your broker or other nominee whether or not you plan to attend the Annual Meeting in person.

Record Date, Voting Rights and Outstanding Shares

Our Board of Directors has established the close of business on March 18, 2011 as the record date for determining stockholders entitled to receive notice of and to vote on proposals at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only holders of record of our common stock on the record date are entitled to vote at the Annual Meeting. Holders of common stock on the record date are entitled to one vote per share on each matter voted upon at the Annual Meeting. As of the record date, there were 169,719,473 shares of common stock outstanding. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at the time and place of the Annual Meeting.

Quorum, Voting Requirements and Effect of Abstentions and Broker Non-Votes

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the Annual Meeting are present in person or by proxy. At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspectors will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. A broker cannot vote on the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency of votes on executive compensation without receiving instructions from the beneficial owner of the shares. While broker non-votes will be treated as present for purposes of determining whether there is a quorum, they will not be counted for purposes of determining the number of votes present and entitled to vote with respect to a particular proposal. Accordingly, a broker non-vote will not impact our ability to obtain a quorum and will not be counted or otherwise affect the outcome of the vote on the proposals before the Annual Meeting. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

A plurality of the votes of the holders of the common stock present at the Annual Meeting, in person or represented by proxy, and entitled to vote on the election of directors, is required for the election of directors. This means that the nominees for director who receive the greatest number of votes cast will be elected. All other matters will require the approval of a majority of the votes of the record holders present at the meeting, in person or represented by proxy, and entitled to vote on such matters. For the advisory votes relating to executive compensation, the frequency of advisory votes on executive compensation and the vote relating to the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, a majority of votes is determined based on the number of votes in favor of a particular response divided by the total number of votes present and entitled to vote on such matter, which would include abstentions but not broker non-votes.

Management and the Board of Directors are not aware of any matters to be presented for action at the Annual Meeting other than the matters stated in the Notice of Annual Meeting of Stockholders. If any such matter requiring a vote of the stockholders should properly come before the Annual Meeting, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

PROPOSAL I

ELECTION OF DIRECTORS

General

Our Second Amended and Restated Bylaws set our Board of Directors at nine members divided into three classes in accordance with our Certificate of Incorporation, with each class having three directors. Our Board currently consists of nine members. The three-year terms of each class are staggered so that the term of one class expires at each Annual Meeting. The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated Charles M. Herington, Rosendo G. Parra and John W. Risner, each of whom is an incumbent director, for reelection to the Board for three-year terms ending 2014.

If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by our Board of Directors, to the extent consistent with our Restated Certificate of Incorporation and our Second Amended and Restated Bylaws. All of the nominees listed above have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.

In October 2010, Raymond P. Dolan, an incumbent director whose current term expires in 2012, was appointed President and Chief Executive Officer of Sonus Networks, Inc. Pursuant to the requirements of our Corporate Governance Guidelines, in light of his change in primary occupation, Mr. Dolan tendered his resignation to our Board of Directors. The Corporate Governance and Nominating Committee evaluated the circumstances surrounding the change in Mr. Dolan’s employment as required by our Corporate Governance Guidelines and determined that the change would not affect his ability to serve effectively on our Board of Directors and recommended that the Board of Directors not accept Mr. Dolan’s resignation. Based on that recommendation, the Board of Directors elected not to accept Mr. Dolan’s resignation.

Pursuant to the Company’s Corporate Governance Guidelines, in evaluating a director candidate, each of the Corporate Governance and Nominating Committee and the Board consider factors that it believes are in the best interests of the Company and its stockholders, including, but not necessarily limited to, the candidate’s: professional skills and experience; ability to represent the interests of the Company’s stockholders; reputation, integrity, commitment and independence of thought and judgment; independence from the Company under the Nasdaq listing standards and, as applicable, the standards for independence established by the Securities and Exchange Commission; ability to devote sufficient time, energy and attention to the diligent performance of his or her duties as a director, taking into account, among other things, service on other public company boards; and ability to contribute to the range of talent, skill and expertise appropriate for the Board of Directors.

Each of our directors brings a strong and unique background and set of skills to the Board of Directors, giving the Board as a whole competence and experience in a wide variety of areas, including:

•	experience in senior executive positions in the telecommunications and other industries and service on the board of directors of other companies including telecommunications companies;

•	experience in key management and operating roles for large, complex organizations, including technology and manufacturing companies, operators of wireless networks and companies with international operations and, specifically, operations in Latin America;

•	experience serving on other public company boards, including serving on audit, compensation and other committees responsible for oversight of corporate governance and related issues;

•	experience in managing sales and marketing functions for companies with international operations, including in Latin America; and

•	experience in financing and capital markets transactions, including as executives of public companies with responsibility for capital planning and fund raising; as executives of investment banks and other financial institutions, including investment funds and private equity investment firms; and as investment fund managers.

The Corporate Governance and Nominating Committee and the Board of Directors believe that these and the other skills and experiences brought to the Board of Directors by its members position the Board of Directors to be able to fulfill its oversight role and to evaluate and advise management with respect to a wide variety of matters faced by the Company in its business. We have included a brief description of the experience, qualifications, attributes and skills that led to the conclusion that each director should serve on our Board of Directors as part of the directors’ biographies below.

Directors Standing for Reelection — To Hold Office Until 2014

Charles M. Herington, (51), has served as a director on the Board of NII Holdings since 2003. He is currently the executive vice president, Developing Markets of Avon Products, Inc., a global beauty company, and has previously served in various executive positions at Avon Products, Inc., including executive vice president Latin America and Central and Eastern Europe from June 2009 until March 2010; executive vice president, Latin America from March 2008 until June 2009; and senior vice president, Latin America from March 2006 until March 2008. From 1999 to February 2006, he was the president and chief executive officer of AOL Latin America. From 1997 until 1999, he served as president of Revlon America Latina. From 1990 through 1997, he held a variety of executive positions with PepsiCo Restaurants International. Mr. Herington currently serves as a director of Molson Coors Brewing Company and previously served on the board of directors of Advo, Inc. from 2004 to 2007.

Mr. Herington has served on our Board of Directors since 2003 and, as a result, has significant knowledge relating to the history and development of our business, the results of our operations and our capital structure. As chair of the Compensation Committee, he has advised management regarding the structure of our compensation programs and their relationship to our corporate goals. He has over 25 years of experience in marketing, brand management and operations in Latin American countries, including experience as the senior executive responsible for the operations of a start up internet provider in Mexico, Brazil, Argentina and Puerto Rico that eventually became a public company. Mr. Herington has an in depth understanding of the telecommunications and technology industries, particularly with respect to operations in Latin American markets, and has operational experience with companies that have competed for customers directly with some of the largest telecommunications companies in Latin America. He is knowledgeable on the key performance measures that drive our business, including subscriber acquisition, churn, and cost per customer addition and has experience in product development, marketing, and operational issues faced by a subscriber based business in our markets. Mr. Herington has experience obtaining financing for an early stage company in Latin America and served as an executive of a distressed company as it worked through its successful liquidation. Mr. Herington qualifies as a financial expert. He has public company board experience and compensation, audit and corporate governance committee experience.

Rosendo G. Parra, (51), has served as a director on the Board of NII Holdings since October 2008. Mr. Parra is a retired executive of Dell Inc., an international information technology company, and a founder of Daylight Partners, a technology-focused venture capital firm, where he has been a partner since December 2007. From 1993 until his retirement in 2007, Mr. Parra held various executive and senior management positions at Dell Inc., including senior vice president for the Home and Small Business Group from June 2006 to April 2007; and senior vice president and general manager, Dell Americas from April 2002 until June 2006. Mr. Parra currently serves on the board of directors of Brinker International, Inc. and PG&E Corporation.

Mr. Parra has served in senior leadership roles at Dell Inc., a large, international public company, where he obtained significant sales, manufacturing, marketing, operations, risk management and strategy experience in Latin America, China, India, Canada and the United States. He has senior management experience with companies in the high tech industry with international operations, and has managed government relations functions, including groups specializing in the formulation of strategies and responses to regulation of business activities in foreign countries. He has experience in managing customer service and call center operations and has senior leadership experience with a company with significant business to business operations and a growing consumer sector focus in Latin America. In addition, Mr. Parra’s experience includes strategy, product marketing and life cycles, as well as customer development, acquisition and retention in Latin American markets. He has experience in the technology and wireless industries and has experience with technology convergence, including the convergence of smart phones and personal computers. Through his current work with Daylight Partners, Mr. Parra has obtained high tech start up and early stage company experience. Mr. Parra has public and nonprofit board experience and has experience serving on compensation, corporate governance and finance committees.

John W. Risner, (51), has served as a director on the Board of NII Holdings since 2002. He is currently the president of The Children’s Tumor Foundation, which he joined in 2002. From 1997 to 2002, he served as senior vice president — portfolio manager at AIG/SunAmerica Asset Management, a money management firm. Prior to that, Mr. Risner was vice president-senior portfolio manager at Value Line Asset Management, a money management firm, where he worked from 1992 to 1997. Mr. Risner currently serves on the board of directors of Accuride Corporation, a manufacturer of commercial vehicle components and previously served on the board of directors of Airgate PCS, a wireless telecommunications provider, from 2004 to 2005 and UGC Europe Inc., a cable and telecommunications provider, from 2003 to 2004.

Mr. Risner has served on our Board of Directors since 2002 and as a result, has significant knowledge relating to the history and development of our business, the results of our operations and our capital structure. As chair of our Finance Committee, he has consulted with management regarding the company’s capital structure and funding needs and the terms of various public and private financing alternatives available to the Company. He is a chartered financial analyst with experience in investments in high yield bond assets, convertible bonds, mortgage backed securities and distressed assets. He understands the key financial and operating measures used by investors in evaluating investments in the debt and equity securities of, and the performance of, wireless operators, and has significant experience in the development and structuring of public and private financing transactions. He has experience with financial statement preparation and analysis, tax matters, issues relating to restatements of financial statements and overall GAAP reporting. Mr. Risner also has merger, takeover, restructuring and bankruptcy experience. Mr. Risner has lobbying and government relations experience through work as an executive of a nonprofit organization, and he currently serves on a committee that advises a congressional committee responsible for making allocations of medical research funding. Mr. Risner qualifies as an audit committee financial expert. He has public and nonprofit board experience and has experience serving on audit, compensation, finance and special committees.

Our Board of Directors recommends that the holders of common stock vote “FOR” incumbent directors Charles M. Herington, Rosendo G. Parra and John W. Risner.

Directors Not Standing for Reelection — To Hold Office Until 2012

Kevin L. Beebe, (52), has served as a director on the Board of NII Holdings since June 2010. Since November 2007, Mr. Beebe has been President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to private equity clients, investors and management. Previously, he was Group President of Operations at ALLTEL Corporation, a telecommunications services company, from 1998 to 2007. From 1996 to 1998, Mr. Beebe served as Executive Vice President of Operations for 360° Communications Co., a wireless communication company. Prior to that time, he has held a variety of executive and senior management positions at several divisions and affiliates of Sprint Corporation. Mr. Beebe began his career at AT&T/Southwestern Bell as a Manager. Mr. Beebe also serves as a director for Skyworks Solutions, Inc, a semiconductor and wireless handset chip supplier, and SBA Communications Corporation, an owner and operator of wireless communications towers.

Mr. Beebe has significant experience in the telecommunications and wireless telecommunications industries, including executive management and senior leadership positions in charge of operations of a wireless communications services provider. As a result, Mr. Beebe has an in depth understanding of the customer service and other issues that drive a subscriber oriented business and understands the key financial and operating measures used by wireless operators to evaluate the performance of their business. Through his experience in the telecommunications industry and his work with 2BPartners, Mr. Beebe also has a unique understanding of the measures investors utilize in evaluating investments in, and the performance of, wireless operators and experience in the development and structuring of public and private financing for telecommunications companies. He holds a masters degree in economics and completed Columbia University’s executive program in business administration. Mr. Beebe also has public and private company board experience and has served on audit, compensation and corporate governance committees.

Raymond P. Dolan, (53), has served as a director on the Board of NII Holdings since July 2008. He has served as President and Chief Executive Officer of Sonus Networks, Inc., a provider of IP voice networks, since October 2010. Prior to that, he was the chief executive officer of QUALCOMM Flarion Technologies and senior vice president at QUALCOMM until January 2008. Mr. Dolan had been chairman and chief executive officer of Flarion Technologies, Inc., a provider of mobile broadband communications systems, since its inception in 2000 until its acquisition by QUALCOMM in January 2006. From 1996 until May 2000, Mr. Dolan was chief operating officer of NextWave Telecom. Prior to joining NextWave, he was executive vice president of marketing for Bell Atlantic/NYNEX Mobile. Mr. Dolan currently is a director of Sonus Networks, Inc. and American Tower Corporation, a provider of wireless and broadcast communications infrastructure.

Mr. Dolan has significant experience in the wireless communications and wireless technology industries, including executive management and senior leadership positions in charge of operations, growth and strategy. He has served as the chief executive officer of a company that developed next generation broadband wireless communications technologies, has served as the chief operating officer of an early stage telecommunications company, has managed the marketing functions of a large public wireless telecommunications company and has served as an executive of a distressed company. As a result of his experience, Mr. Dolan has an in depth understanding of the customer service and other issues that drive a subscriber oriented business and the key performance measures relevant to the successful operation of a wireless service provider. His experience as the chief executive of a wireless technology company also provides him with a unique perspective as the Board of Directors advises management in connection with its evaluation of available technology solutions as part of its planned deployment of next generation broadband technologies in its networks. Mr. Dolan has an engineering background, as well as a bachelor’s degree in engineering, holds a master of business administration and, prior to entering into the wireless industry, had a distinguished career in the military. Mr. Dolan also has public and private company board experience and has served on compensation and corporate governance committees.

Carolyn F. Katz, (49), has served as a director on the Board of NII Holdings since 2002 and is our lead independent director. Ms. Katz was a principal at Providence Equity Partners, a private equity firm specializing in media and telecommunications, from 2000 to 2001. From 1984 to 2000, Ms. Katz worked for Goldman Sachs, an investment bank, most recently as managing director. Ms. Katz currently is a director of American Tower

Corporation. Ms. Katz served on the board of directors of IWO Holdings, Inc., a wireless telecommunications provider, from 2004 to 2005.

Ms. Katz has served on our Board of Directors since 2002 and as our lead independent director since 2008, and, as a result, has significant knowledge relating to the history and development of our business, the results of our operations and our capital structure. In her role as lead independent director, chair of the Audit Committee and member of the Finance Committee, she has consulted with and advised management regarding corporate governance matters and regarding strategic and financing transactions. She has significant investment banking, financial, and merger and acquisition experience, including in the telecommunications industry, as a result of her position as a principal in a private equity firm. She also has experience with international telecommunications businesses and emerging market companies in Latin America, Europe and Asia. She understands the key financial and operating measures used by wireless operators to evaluate the performance of their business, as well as the measures investors utilize in evaluating investments in, and the performance of, wireless operators, and has significant experience in the development and structuring of public and private financing for telecommunications companies. She qualifies as an audit committee financial expert and has public company board experience, including serving on audit, finance and corporate governance committees.

Directors Not Standing for Reelection — To Hold Office Until 2013

Steven P. Dussek, (54), has been a director on the Board of NII Holdings since 1999 and our chief executive officer since February 2008. Mr. Dussek served as president and chief executive officer of Dobson Communications Corporation, a publicly traded wireless telecommunications company, from April 2005 until AT&T acquired Dobson Communications in November 2007. While NII Holdings was a subsidiary of Nextel Communications, Inc., Mr. Dussek served as its chief executive officer from 1999 until 2000 and as president and chief operating officer from March 1999 until September 1999. From 1996 until 2001, Mr. Dussek also served in various senior management positions with Nextel Communications, including as executive vice president and chief operating officer. From 1995 to 1996, Mr. Dussek served as vice president and general manager of the northeast region for the PCS division of AT&T Wireless Services. From 1993 to 1995, Mr. Dussek served as a senior vice president and chief operating officer of Paging Networks, Inc., a paging company. Mr. Dussek served on the board of directors of Dobson Communications from 2006 to 2007.

Mr. Dussek is our chief executive officer and has served in executive level leadership roles in the telecommunications industry for nearly 20 years with experience in executive positions with operators of wireless telecommunications businesses in the U.S. and internationally. His past executive roles have included serving as chief executive officer and chief operating officer of two substantial wireless operators, both of which were public companies, and service in executive leadership and director roles for two companies in turnaround situations, both of which emerged from these situations as viable entities. Mr. Dussek has international experience in Latin American markets and an in depth understanding of the customer service and other issues that drive a subscriber oriented business, as well as the key performance measures relevant to the successful operation of a wireless service provider like the Company. He also has significant experience in addressing operational matters, such as the management of employee relations and of relationships with equipment and other vendors. Mr. Dussek has also served as a director of a public company and has experience serving on audit and compensation committees.

Donald Guthrie, (55), has been a director on the Board of NII Holdings since May 2008. Since February 2006, Mr. Guthrie has served as a managing director of Trilogy Equity Partners, a private investment firm. From 1995 to 2005, he served as vice chairman of the Western Wireless Corporation, a wireless communications company, where he also served as chief financial officer from February 1997 to May 1999. From 1995 to 2002, Mr. Guthrie served as vice chairman of VoiceStream Wireless, a wireless communications company, now T-Mobile USA, subsequent to its acquisition by Deutsche Telekom AG. From 1986 to 1995, Mr. Guthrie served as senior vice president and treasurer of McCaw Cellular and, from 1990 to 1995, as senior vice president, finance for LIN Broadcasting. Mr. Guthrie served on the board of directors of Lumera Corporation from 2004 through 2008.

Mr. Guthrie has been working in the telecommunications industry for over 20 years serving in a number of executive leadership roles, including as chief financial officer and in other positions responsible for capital and strategic planning. His executive roles have included responsibility for raising funds in private and public financing transactions in order to support the development and construction of wireless communications networks. He understands the key financial and operating measures used by wireless operators to evaluate the performance of their business, as well as the measures used by investors in evaluating investments in, and the performance of, wireless operators, and has significant experience in the development and structuring of complex financing arrangements. His experience ranges from investing in, and assisting in the development of early stage companies to managing the financial and strategic functions of complex established telecommunications companies, including the management of technology vendor and other relationships that are important to the Company’s success. Mr. Guthrie qualifies as an audit committee financial expert. He has prior public company board experience, including audit committee experience.

Steven M. Shindler, (48), has been a director on the Board of NII Holdings since 1997, chairman of the Board since 2002 and executive chairman since February 2008. Mr. Shindler served as our chief executive officer from 2000 until February 2008. Mr. Shindler also served as executive vice president and chief financial officer of Nextel Communications from 1996 until 2000. From 1987 to 1996, Mr. Shindler was an officer with Toronto Dominion Bank, a bank where he was a managing director in its communications finance group.

Mr. Shindler, who previously held the position as our chief executive officer, has served in leadership roles in the telecommunications and banking industries, including senior level financial roles for public and private companies. He has served as our chief executive officer with substantial experience in operations, marketing, strategy and growth of organizations and has also served as the chief financial officer and in other positions responsible for capital planning and raising funds in private and public financing transactions in order to support the development and construction of wireless communications networks. He understands the key financial and operating measures used by wireless operators to evaluate the performance of their business, as well as the measures investors utilize in evaluating investments in, and the performance of, wireless operators. He has significant experience in the development and structuring of complex financing arrangements. Mr. Shindler also has experience in funding telecommunications companies through his senior role in a bank’s telecommunications finance group. He studied economics and holds a master of business administration specializing in finance. Mr. Shindler’s financial and leadership experience is enhanced by his active participation on the board of directors of a nonprofit organization that supports education in Latin American countries. In addition to experience in fundraising and fund management activities, his role at the nonprofit provides Mr. Shindler with invaluable insight into our markets and target customers.

GOVERNANCE OF THE COMPANY

Our business and affairs are managed under the direction of the Board of Directors in accordance with the Delaware General Corporation Law, our Restated Certificate of Incorporation, our Second Amended and Restated Bylaws and our Corporate Governance Guidelines. Members of the Board of Directors are kept informed of our business through discussions with management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees. The corporate governance practices that we follow are summarized below.

Corporate Governance Guidelines

On May 11, 2010, our Board of Directors approved our Corporate Governance Guidelines to facilitate the execution of its responsibilities and to provide insight into the Company’s system of governance. A copy of our Corporate Governance Guidelines may be viewed on the Investor Relations link of our website at the following address: www.nii.com.

Independence

Our Corporate Governance Guidelines require that at least a majority of our Board of Directors be independent, that the Board of Directors will determine affirmatively whether a director is independent on an annual basis, and that the Company will disclose that determination in our annual proxy statement. On February 8, 2011, the Board of Directors determined that seven of its nine current members are independent as defined by The Nasdaq Stock Market (“Nasdaq”) listing standards, including the following: Kevin L. Beebe, Raymond P. Dolan, Donald

Guthrie, Charles M. Herington, Carolyn Katz, Rosendo G. Parra and John W. Risner. In making that determination, the Board of Directors did not consider any relationships other than those described below in “Certain Relationships and Related Transactions.” The Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee are composed entirely of independent directors.

Board Leadership Structure

The positions of Chairman of the Board, which is currently a non-independent executive position, and principal executive officer of the Company are currently held by two individuals. We believe that this allocation of roles strengthens our governance structure. Our current Chairman of the Board, Steven Shindler, is a past principal executive officer of NII Holdings. In addition, our Board of Directors has adopted a policy that establishes the role of lead director, and this policy has been incorporated into our Corporate Governance Guidelines. The lead director is required to be independent as defined by Nasdaq listing standards. The policy provides that the lead independent director will be selected annually by all of the non-management directors. Currently, the lead independent director selected by the non-management members of the Board is Carolyn Katz. The responsibilities of the lead independent director are to promote strong, independent oversight of our management and affairs. As part of these responsibilities, the duties of the lead independent director include:

•	participating in the development and approval of the agenda for meetings of the Board of Directors and the schedule and timing of such meetings;

•	assuring the adequacy of the quality, quantity and timeliness of information provided to non-management directors;

•	convening meetings of non-management directors as necessary and appropriate;

•	presiding at meetings of the Board of Directors at which the chairman is not present;

•	recommending to the chairman the retention of advisors and consultants who report to the Board of Directors;

•	serving as principal liaison between the non-management directors and the chairman;

•	assisting with the development, implementation and compliance with corporate governance policies and practices; and

•	recommending the membership of committees of the Board and committee chairman.

Separate positions for Chairman of the Board and principal executive officer, coupled with a lead director that is independent, provide an efficient and effective leadership model, fostering clear accountability, differing perspectives and effective decision-making. In addition, the structure ensures a strong role for the independent directors in the oversight of the Company and in establishing priorities and procedures for the work of the Board.

Risk Oversight

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing the management of the risks that the Company faces in its business. Our Corporate Governance Guidelines set forth the responsibilities of our Board of Directors, including the Board’s oversight of the Company’s risk assessment and risk audit functions and provides for specific actions to mitigate certain risks. The Board regularly reviews information regarding the Company’s results of operations and any related trends and other factors contributing to or affecting those results, long range strategy, financial reporting systems and processes, and access to capital and liquidity, as well as the risks associated with each of these aspects of the Company’s business. The Board of Directors has also approved a Code of Business Conduct and Ethics that establishes standards of conduct for employees that are designed to mitigate risks associated with the Company’s and its employees’ compliance with legal requirements, to foster ethical conduct by employees in dealing with the Company and others and to protect company assets. The Company requires that all employees receive annual training relating to the Code of Business Conduct and Ethics and related policies in order to ensure that employees are familiar with those standards of conduct and to mitigate the risks associated with employees’ failure to meet those standards.

In addition, each of the committees of the Board of Directors is involved in the assessment of risks relevant to their area of responsibility and the implementation of actions designed to address or mitigate those risks. The types of risks that are considered by the committees and some of the actions taken to address those risks include:

•	The Compensation Committee’s oversight of the management of risks relating to the Company’s compensation and benefit programs, and the retention by the Compensation Committee of an independent compensation consultant to assist it in satisfying these oversight responsibilities and to ensure that the compensation and benefit programs are designed in a manner that aligns the compensation of executives and other employees with the interests of the Company and its stockholders.

•	The Corporate Governance and Nominating Committee’s review of, and implementation of changes to, the Company’s policies relating to corporate governance and related processes, including the selection and recommendation of individuals nominated to our Board of Directors in an effort to ensure that a majority of the members of the Board of Directors are independent and have appropriate time, skills and experiences necessary to assist the Board of Directors in its oversight role.

•	The Finance Committee’s review of the Company’s liquidity position and oversight of risks associated with the Company’s access to capital needed to meet its business plans and risks associated with fluctuations in interest and foreign currency exchange rates and the strategies used by the Company to mitigate those risks.

•	The Audit Committee’s oversight and management of risks related to the Company’s investments, its accounting and financial reporting systems and processes, and its legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with our independent public accounting firm, principal accounting officer, vice president of internal audit, chief financial officer, general counsel and management to discuss the risks faced by the Company and the actions being taken to mitigate those risks.

In addition, the Company’s internal audit group, which reports directly to the chairman of the Audit Committee through the vice president of internal audit, prepares an annual risk assessment that includes a review of risks related to the Company’s operations and processes, markets and business environment, as well as risks relating to the availability and reliability of information used by management in its decision making. Based on this risk assessment, the internal audit group makes a recommendation to the Audit Committee concerning an annual plan for the business activities and processes that will be reviewed and analyzed during the year. The Audit Committee approves the risk assessment and annual review plan to be carried out by the internal audit group and receives detailed reports concerning the results of each review conducted by the internal audit group, including recommendations made to address risks that are identified and actions taken by management with respect to those recommendations. The Audit Committee also receives quarterly updates concerning the status and outcome of the reviews conducted by the internal audit group pursuant to the annual review plan and the status of actions taken by management to mitigate risks identified in the reviews.

While each of the committees of our Board is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about risks, our risk assessment and the internal audit group’s annual review plan.

Code of Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics for our directors, chief executive officer, chief financial officer, principal financial and accounting officers, officers and employees, and each of our subsidiaries and controlled affiliates. The Code of Business Conduct and Ethics addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. A current copy of our Code of Business Conduct and Ethics may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations.

Only the Board of Directors or the Audit Committee may consider a waiver of the Code of Business Conduct and Ethics for an executive officer or director. If a provision of the Code of Business Conduct and Ethics is materially modified, or if a waiver of the Code of Business Conduct and Ethics is granted to a director or executive officer, we will post a notice of such action on the Investor Relations link of our website at the following address: www.nii.com.

Meeting Attendance

Board and Committee Meetings

During 2010, our Board of Directors held 17 meetings and each current member of the Board of Directors attended over 80% of the aggregate meetings of the Board of Directors and the committees on which they served. In addition to attending meetings, directors also fulfill their responsibilities by meeting or communicating informally with one another regarding matters of interest or concern to us, by attending, in person or telephonically, sessions at which they are briefed about the status of particular matters, by review of our reports to directors, by visits to our facilities, and by correspondence and telephone conferences with our executive officers and others regarding matters of interest and concern to us.

Annual Meeting of Stockholders

We encourage members of the Board of Directors to attend the Annual Meeting. All of our current directors then serving on the Board of Directors attended the 2010 Annual Meeting of Stockholders.

Executive Sessions of the Board

As required by our Corporate Governance Guidelines, it is the practice of our Board of Directors to have executive sessions where non-employee directors meet in conjunction with each regularly scheduled meeting of the Board of Directors. During these executive sessions, directors can discuss matters of interest and concern and meet with and question our employees outside the presence of employee directors and other members of management.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Finance Committee and the Corporate Governance and Nominating Committee. Membership on the Board of Directors and each standing committee, as of April 1, 2011, was as follows:

Corporate
Governance &
Name	Board		Audit		Compensation		Nominating	Finance

Steven M. Shindler	X	*						X
Steven P. Dussek	X
Kevin L. Beebe	X				X
Raymond P. Dolan	X				X
Donald Guthrie	X		X					X
Charles M. Herington	X				X	*	X
Carolyn F. Katz	X		X	*			X	X
Rosendo G. Parra	X				X		X *
John W. Risner	X		X					X	*
Total Number of Meetings in 2010	17		10	(1)	9		4	6

*	Chairman

(1)	During 2010, the Audit Committee also held meetings with PricewaterhouseCoopers LLP, our independent registered public accounting firm, without employees of the Company present and meetings with our vice president of internal audit.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our financial statements and related disclosures and our accounting, auditing, and reporting practices. The Audit Committee’s role includes discussing with management our processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the independent registered public accounting firm engaged to prepare or issue audit reports on our financial statements and for the oversight of our internal audit function. The Audit Committee relies on the expertise and knowledge of management and the internal auditors in carrying out its oversight responsibilities. The specific responsibilities in carrying out the Audit Committee’s oversight role are delineated in the written charter adopted by the Board. A current copy of the Audit Committee Charter may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations.

The Board of Directors, in its business judgment, has determined that all of the members of the Audit Committee are independent as defined by regulations of the Securities and Exchange Commission and the Nasdaq listing standards. The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Carolyn Katz, Donald Guthrie and John Risner each qualifies as an “audit committee financial expert” as defined by regulations of the Securities and Exchange Commission.

The Audit Committee is authorized to engage or consult from time to time, as appropriate, at our expense, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•	review and approve the compensation of our chief executive officer and all other executive officers;

•	review and approve executive bonus plan allocations for our chief executive officer and all other executive officers and review and approve the bonus plan terms for all other employees;

•	oversee and advise the Board of Directors on the adoption of policies that govern our compensation programs;

•	oversee the administration of our equity-based compensation and other benefit plans;

•	approve grants of stock options and stock awards to our directors, officers and employees under our stock plan;

•	produce the report on executive compensation required by the rules and regulations of the Securities and Exchange Commission; and

•	review the disclosures relating to executive compensation contained in the Compensation Disclosure and Analysis with management and recommend that those disclosures be included in our annual proxy statement.

The Compensation Committee is authorized to engage or consult from time to time, as appropriate, at our expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Compensation Committee operates under a written charter adopted by the Board. A current copy of the Compensation Committee Charter may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations. The Board of Directors, in its business judgment, has determined that all of the members of our Compensation Committee are independent, as defined in the Nasdaq listing standards.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for promoting the effective and efficient governance of the Company, including developing and periodically assessing corporate governance policies, developing and administering the Board evaluation process and assisting the Board in the oversight of management succession planning. The Committee also develops qualifications for director candidates and recommends to the Board of Directors persons to serve as our directors and as members of the Board’s committees. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board. A current copy of the Corporate Governance and Nominating Committee Charter may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations. The Board of Directors, in its business judgment, has determined that all of the members of the Corporate Governance and Nominating Committee are independent, as defined in the Nasdaq listing standards.

The Corporate Governance and Nominating Committee has set forth guidelines for the evaluation of potential nominees. These guidelines set forth standards by which potential nominees are to be evaluated, including, but not necessarily limited to, the following:

•	the prospective nominee’s professional skills and experience;

•	the ability of the prospective nominee to represent the interests of our stockholders;

•	the prospective nominee’s reputation, standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s independence from our company under the Nasdaq listing standards, and, as applicable, the standards for independence established by the Securities and Exchange Commission;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a director, taking into account, among other things, the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

While we do not have a formal diversity policy, the Corporate Governance and Nominating Committee considers diversity of talents, skills and expertise in evaluating potential nominees.

During 2010, the Corporate Governance and Nominating Committee was assisted by Russell Reynolds Associates in the identification and evaluation of potential director candidates. This search culminated in the appointment of Kevin Beebe to our Board of Directors on June 25, 2010 to serve as a new director in the class of directors whose current terms expire in 2012.

It is the policy of the Corporate Governance and Nominating Committee to consider candidates recommended by stockholders. Stockholders entitled to vote for the election of directors may submit candidates for consideration if we receive written notice, in proper form, for each such recommended nominee. If the notice is not written and in proper form, then the Corporate Governance and Nominating Committee cannot consider the nominee. To be in proper form, the notice must include (1) each nominee’s written consent to be named as a nominee and to serve, if elected, (2) the name and address of the stockholder making the nomination and evidence of share ownership pursuant to the requirements of Rule 14a-8 of the Securities and Exchange Commission relating to stockholder proposals, and (3) information about the person nominated for election conforming with the Securities and Exchange Commission’s biographical requirements for directors. All stockholder nominations should be sent to:

Executive Vice President, General Counsel and Secretary
NII Holdings, Inc.
1875 Explorer Street, 10th Floor
Reston, Virginia 20190

Finance Committee

The primary responsibilities of the Finance Committee are to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the financial affairs and policies of the Company and to consult with and provide guidance to management with respect to the Company’s capital requirements and financing efforts. The Board of Directors may also delegate its power to the Finance Committee to approve the pricing and other terms of various financing transactions. The Finance Committee operates under a written charter adopted by the Board. A current copy of the Finance Committee Charter may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations.

Communications with the Board of Directors

As provided for in our Corporate Governance Guidelines, stockholders may communicate directly with the Board of Directors by electronic mail sent to boardinquiries@nii.com or by regular mail sent to the address below. The Board of Directors has instructed the Board Communications Designee to examine incoming communications to determine whether the communications are relevant to the Board of Director’s roles and responsibilities. The Board of Directors has authorized the Board Communications Designee to disregard or discard inappropriate communications such as spam, business solicitations or advertisements, resumes or similar communications. The Board Communications Designee will forward any service inquiries or complaints to the appropriate groups within the Company for processing and response.

The Board Communications Designee will review all appropriate communications and report such communications to the chair of or the full Corporate Governance and Nominating Committee, the full Board of Directors, or the independent directors, as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board source. Communications relating to the Company’s accounting, internal accounting controls, or auditing matters will be referred promptly to members of the Audit Committee. Stockholder communications to the Board of Directors should be sent to:

Gary D. Begeman
Board Communications Designee
NII Holdings, Inc.
1875 Explorer Street, 10th Floor
Reston, Virginia 20190

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors reviews and approves or ratifies transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or stockholders owning five percent or more of our outstanding common stock) in accordance with the requirements of The NASDAQ Stock Market. In determining whether to approve or ratify a related party transaction, the Audit Committee evaluates whether the transaction is in the best interests of the Company taking into consideration all relevant factors, including as applicable the Company’s business rationale for entering into the transaction and the fairness of the transaction to the Company. The Audit Committee generally seeks to consider and approve these transactions in advance where practicable, but may also ratify them after the transactions are entered into, particularly in instances where the transactions are entered into in the ordinary course of business or if the transaction is on terms that are consistent with a policy previously approved by the Audit Committee or the Board of Directors (as was the case with the transactions involving the use of our aircraft by our employees described below). In instances where the transaction is subject to renewal or if the Company has the right to terminate the relationship, the Audit Committee expects to periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

Currently, the only related person transactions are the transactions involving the aircraft use arrangements as described in more detail below. The Audit Committee approved these arrangements.

Aircraft Management Arrangements

In August 2008, we entered into agreements with Steven M. Shindler, chairman of our Board, pursuant to which we provided management services relating to a Falcon 2000EX aircraft, which we refer to as the managed aircraft, that was leased by SMS Services LLC, or SMS Services, an entity controlled by Mr. Shindler and leased by SMS Services without crew to certain parties including Mr. Shindler. Under the terms of these agreements, we provided flight crew, maintenance and other administrative services necessary to support the operation of the managed aircraft in exchange for compensation in the form of a monthly management fee and a right to lease the managed aircraft without crew for up to 100 hours per year (with each annual period commencing in August) in exchange for a nominal lease payment pursuant to the lease agreement between us and SMS Services. On February 6, 2010, the managed aircraft was damaged in a hangar collapse and was subsequently deemed a total loss. During 2010, we used a total of 8.6 hours of flight time, and we had utilized a total of 96.5 hours of the 100 hours available under this lease agreement for the annual period ended August 2010. The managed aircraft has not been replaced.

Executive Use of Company Aircraft

We have implemented a policy that generally limits the use of company owned or leased aircraft to company business purposes, although our chief executive officer may approve the use of these aircraft for non-business purposes by executives other than himself. In addition, we do make the company aircraft available for use to our executives at times when it is not in use for regular business purposes through time sharing arrangements on terms that are consistent with our FAA authorizations and that provide for payments to us in amounts that recover the incremental operating costs associated with the employee’s use of the aircraft. We use the payments received from the executives using the aircraft under these arrangements to offset the operating costs of our aircraft. In 2010, Messrs. Shindler and Dussek utilized our aircraft under time sharing arrangements and paid us a total of $249,357 and $23,701 respectively for this use.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors is responsible for the development, oversight and implementation of our compensation program for executive officers, including our executive chairman, chief executive officer, our chief financial officer and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services, who we refer to as the named executive officers, and in that role annually reviews and establishes the compensation of our executive officers. The Compensation Committee is committed to a philosophy that links a significant portion of each executive’s compensation to corporate performance. That philosophy guides the Compensation Committee’s discussions and determinations with respect to executive compensation.

The Compensation Committee’s primary goals in structuring compensation for executives are to attract, motivate and retain qualified and experienced executives and to provide executives with meaningful and competitive financial rewards for superior performance. To achieve these goals, the Compensation Committee seeks to provide a mix of annual and long-term compensation that will align the short- and long-term interests of our executives with those of the company and our stockholders. In 2010, the Compensation Committee approved an executive compensation program that consisted of base salaries, an annual cash bonus plan with payouts based on performance against defined targets and long-term equity incentive awards of stock options and restricted stock.

A discussion of the principles, objectives, components, analyses and determinations of the Compensation Committee with respect to executive compensation are included in the Compensation Discussion and Analysis that follows this Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this report and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2010 or proxy statement for the 2011 annual meeting of stockholders.

Compensation Committee

Charles M. Herington, Chairman
Kevin L. Beebe
Raymond P. Dolan
Rosendo G. Parra

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of us or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors annually, or more frequently as necessary, reviews and establishes the salary and other compensation of our executive officers, including the named executive officers, and provides oversight of our equity based compensation programs for other employees.

Compensation Objectives and Philosophy

In making its determinations relating to executive compensation, the Compensation Committee’s principal compensation objectives are to:

•	align executive pay with corporate and stockholders’ interests;

•	recognize individual initiative and achievements;

•	attract, motivate and retain highly qualified executives; and

•	create incentives that drive the entire executive management team to achieve defined common corporate goals.

To achieve these objectives the Compensation Committee has followed a philosophy that focuses on an executive’s total compensation, including cash and non-cash compensation, and that links a significant portion of each executive’s compensation to corporate performance while taking into account the impact of individual executive’s contributions to our success.

In particular, the Compensation Committee believes that total compensation for each executive should generally be set at a level commensurate with the executive’s and our performance and comparable to the total compensation paid by a peer group of companies to executives in similar positions and with similar levels of experience. The Compensation Committee also believes that the greater portion of our executives’ compensation should be at risk and focused on long-term results. Consistent with this belief, the base salary and annual bonus components, which are paid in cash, are generally a relatively smaller portion, and the long-term equity incentives are a relatively larger portion, of total compensation than is the case for the executives employed by the peer companies.

The Compensation Committee generally does not take into account the potential payments to executives under our severance plans, including payments that may be made in connection with an executive’s termination in connection with a change of control or in other circumstances as described below in “— Severance Plans,” when determining total compensation. The Compensation Committee believes that the terms of these arrangements, which require actual or constructive termination in order for an employee to be eligible for benefits, are generally consistent with those offered by similarly situated companies and are consistent with the current market views on these arrangements.

Our current compensation program does not provide for the reduction or recovery of payments and awards made to our executives in the event that our financial statements were to be restated in the future in a manner that would have negatively impacted the size or payment of the award at the time of payment, but we intend to implement a policy to recover payments in compliance with the rules issued by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act when such rules are finalized. Under our current executive compensation program, a significant portion of the executives’ overall compensation is in the form of equity that vests over multiple years. When combined with our ownership guidelines, which require our executives to accumulate a significant investment in our common stock over time, our executives have a very large component of their compensation, as well as the value of their required investment in the Company, at risk should there be a material negative restatement of our financial statements. By structuring our executive compensation program using a combination of options and restricted stock, we have further linked the executives to the long-term success of the stockholders.

Setting Executive Compensation

When determining each executive’s total compensation and mix of compensation components, the Compensation Committee looks to a number of factors to be sure it is effectively implementing our executive compensation philosophy. Those factors include the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•	the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	historic cash and equity compensation levels of the executive and similarly situated executives within the Company; and

•	comparative industry market data, which is used to assess compensation competitiveness.

The Compensation Committee also takes into consideration, among other things, the recommendations made by the chief executive officer (with respect to the compensation of executives other than his own), recommendations of our human resources professionals and the advice and recommendations of the Compensation Committee’s executive compensation consultant.

Role of the Compensation Consultant

The Compensation Committee has engaged Mercer (US) Inc., an outside global human resources consulting firm, to conduct an annual review of the Company’s executive compensation program. In connection with its review, Mercer advises the Compensation Committee as to the external competitiveness of our executive compensation packages and practices and provides the Compensation Committee with data relating to total compensation levels and relative amounts of cash and equity compensation earned by executives in comparable positions within the peer group of companies described below, as well as information regarding industry trends relevant to executive compensation. Specifically, Mercer provides the Compensation Committee with, among other things, the following analyses that assess the competitiveness of our senior executives’ compensation:

•	a comparison of our performance with that of the peer group of companies over one and three year periods with respect to several performance measures, including revenues, revenue growth, return on invested capital, return on assets, return on equity and total stockholder return;

•	a comparison of our five most highly paid executives’ cash and non-cash compensation and total compensation with that of the executives at the peer group companies who are at comparably ranked positions (based on ordinal ranking of the peer group officers in summary compensation tables) over one year for cash compensation and over three years for non-cash compensation; and

•	a comparison of the cash and non-cash compensation of each of our executive officers, including a ranking of each component of the executive’s compensation relative to the comparable executives in the peer group (based on role and responsibilities) and a comparison of our executive’s total compensation relative to that of the comparable executives in the peer group companies over one year for cash compensation and over three years for non-cash compensation taking into account our performance in comparison to that of the peer group companies.

For executive officers other than our five most highly paid, in instances where there are no or a limited number of executives at the peer companies who hold comparable positions to those of one of our executives, Mercer also determines the external market competitive compensation using data from multiple relevant surveys and presents that data to the Compensation Committee.

Use of Comparative Industry Data

With respect to comparative industry data, the Compensation Committee reviews executive salaries and evaluates the compensation structures and the financial performance of comparable companies in a designated peer group established by the Compensation Committee with assistance from Mercer. The peer group is focused principally on high performing public companies selected from the Nasdaq 100 and includes those in the telecommunications or related industries and companies that are similar to us in terms of service focus, multinational operations or business complexity, revenues, assets, market capitalization and other characteristics. The Compensation Committee re-evaluates our peer group companies on an annual basis. During its evaluation in early 2010, the Compensation Committee determined that rapid growth in our business and financial performance during 2009 and early 2010 as compared to that experienced by many of our 2009 peer group companies had resulted in our Company moving to the 90th percentile of our 2009 peer group for financial measures like revenues and market capitalization. Based on this growth, the Compensation Committee determined that some of our 2009 peer group companies were no longer appropriate for peer comparisons and with assistance from Mercer, updated the peer group companies to create a peer group for which our Company fell at the median of the group with respect to size, revenues, market capitalization and other similar factors. In 2010, the following companies were selected as the peer group for purposes of collecting comparative industry market data:

Broadcom Corporation	Level 3 Communications, Inc.
CA, Inc.	Marvell Technology Group LTD.
Dentsply International Incorporated	Network Appliance Incorporated
Fastenal Company	Patterson Companies, Incorporated
Henry Schein, Inc.	Sandisk Corporation
Garmin LTD.	Sigma-Aldrich Corporation
Juniper Networks, Inc.	Symantec Corporation
Global Crossing LTD.	United States Cellular Corporation

The financial performance measures used by the Compensation Committee to evaluate our performance in comparison to the performance of the peer group companies include revenues, revenue growth, return on invested capital, return on assets, return on equity and total stockholder return.

Determination of Total Compensation and Compensation Components

The Compensation Committee sets total compensation ranges for our executive officers based on factors such as the competitive environment, historic compensation levels of the executive and similarly situated executives within our Company, individual performance, the compensation levels contemplated by the Company’s annual budget and the recommendations made by the chief executive officer (with respect to the compensation of executives other than his own). Based on these criteria and the financial performance measures used to evaluate our performance in comparison to the peer group of companies, the Compensation Committee establishes the total compensation ranges for each executive based on the ranking of the Company’s performance within, and the comparable compensation amounts for similarly situated executives within, the peer group. For 2010, the Compensation Committee targeted total compensation for executive officers at the 65th percentile for comparable positions within our peer group companies, which reflected the Company’s relative performance compared to the peer group companies with respect to the identified performance measures during the one and three year evaluation periods used by Mercer in its analysis. Subsequent to this decision, our chief executive officer requested that his 2010 total compensation target the 60th percentile in light of changes made in 2010 to the Company’s compensation strategy for our non-executive officer employees. In some instances, adjustments were made to the total compensation ranges to take into account the executive’s tenure, experience, responsibilities of the position and other contributions. Due to the mix of cash and non-cash components of the compensation package, the target market percentile for total compensation set for each executive will only be realized by the executives to the extent our Company meets its performance objectives and there is substantial appreciation in share value.

Once total compensation ranges are set for executive officers, the Compensation Committee determines how that compensation will be allocated among the principal components of our compensation program, which include:

•	base salaries;

•	annual cash incentive payments in the form of annual bonuses; and

•	long-term equity incentives in the form of restricted stock and nonqualified stock options.

The Compensation Committee allocates the executives’ total compensation among components of executive compensation to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives consistent with our overall philosophy on executive compensation. This allocation is designed to ensure that a significant portion of each executive’s total compensation is tied to our performance and to the creation of stockholder value. We differentiate the composition of compensation among the members of the executive team based on each executive’s position and responsibility, with senior executives having a greater percentage of both their total compensation and cash compensation tied to corporate performance. Accordingly, executives with greater roles and responsibilities associated with achieving our performance targets bear a greater proportion of the risk if those goals are not achieved and receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive’s position and responsibility increases, the long-term incentive compensation component of the executive’s compensation becomes more significant relative to the other components of compensation because our most senior executives have the greatest influence on our strategic performance over time.

As a matter of process, the Compensation Committee begins the allocation of the executive’s total compensation among the components of executive compensation by setting base salary and annual target bonus amounts for each executive. Base salary is based primarily on historic base salary levels with adjustments to reflect customary annual increases consistent with our annual budget for base salary increases, to recognize outstanding individual performance or expanded duties, or to address changes in the competitive marketplace. The Compensation Committee also takes into account the recommendations made by the chief executive officer regarding the appropriate base salary and annual target bonus amounts for executives other than his own. Incremental amounts paid to executives who work outside the United States pursuant to foreign government required programs including mandatory vacation allowances and retirement benefits or to compensate them for the additional costs and other obligations relating to those assignments, such as amounts paid for security services, housing costs, travel costs and certain related tax obligations, are not taken into consideration in determining base salary and are not used in calculating the annual target bonus amounts as described below or in determining those executives’ total compensation.

The annual target bonus amount for each executive officer is determined by multiplying his or her base salary by the target bonus percentage applicable to that position. The Compensation Committee, in consultation with our senior executives, designs the annual bonus program to provide incentives to achieve the corporate performance goals established by our Board of Directors for the year in which the bonus is earned.

Consistent with the Compensation Committee’s view that the greater portion of executive compensation should be at risk, the base salary and annual bonus components generally represent a smaller portion of total compensation for our executives than is the case for executives within the peer group of companies. As a result, a relatively greater proportion of our executives’ total compensation is allocated to long-term equity incentives in the form of nonqualified stock options and restricted stock grants. The resulting increased emphasis on stock option grants is consistent with our compensation philosophy because stock options require stock price appreciation in order for executives to realize any benefit, thus directly aligning executive and stockholder interests. Restricted stock awards provide a similar alignment of interests while providing a substantial retention incentive through their vesting terms.

To determine the amount of the long-term equity incentives for each executive officer, including grants of restricted stock and nonqualified stock options, the equity compensation target amount is calculated by subtracting the cash components of compensation (i.e., base salary and the target annual bonus amount) for each executive officer from the total compensation target range for that executive officer, with the remaining amount of compensation allocated to long-term equity.

The equity compensation target amount is then allocated approximately 25% to restricted stock and 75% to nonqualified stock options with both the restricted stock and nonqualified options vesting ratably over a three year period. The number of shares of restricted stock provided to each executive is determined by dividing the portion of the equity compensation target amount allocated to restricted stock by the closing value of the underlying common stock on a specified date chosen for compensation valuation purposes. The number of shares subject to grants of nonqualified stock options provided to each executive officer is then determined by dividing the remaining equity compensation target amount by the fair market value per option, which is determined using the Black-Scholes option pricing model. The number of shares of restricted stock and shares subject to options is then compared to the annual grants made to that executive officer in prior years and to the grants proposed to be made to other executive officers to ensure equity/parity among similarly situated executives. In the case of executive officers other than the chief executive officer, the amount of the long-term equity incentive target and the proposed grants of restricted stock and options are also reviewed in light of the recommendations of the chief executive officer with respect to the proposed grants as described in more detail in “— Long-Term Equity Incentives” below.

As a result of this process, the sum of the values of

•	the base salary of the executive,

•	the target bonus amount for the executive,

•	the value of the restricted stock grants made to the executive in that year, and

•	the fair market value of the option grant made to the executive in that year are, absent unusual circumstances or adjustments, generally within the total compensation target range for the executive officer for that year.

2010 Executive Compensation

Total Compensation

In April 2010, the Compensation Committee established the total compensation ranges for our executive officers, including the named executive officers in this proxy statement, which we refer to as our 2011 named executive officers. The Compensation Committee’s goal in that process is to generally align our compensation with that of the comparable compensation amounts for similarly situated executives within the peer group of companies with adjustments based on Company performance and the executive’s tenure, position, skills, experience, attainment of goals and other contributions. In setting the total compensation ranges, the Compensation Committee evaluated our performance in comparison to the performance of peer group companies over one and three year periods with respect to revenues, revenue growth, return on invested capital, return on assets, return on equity and total stockholder return. In particular, in making the comparisons with the peer group, the Committee considered our peer group ranking for each of these performance measures individually and in the aggregate.

In making the comparisons of our executive officers’ compensation to that of the executives at the peer group companies, the Compensation Committee took into account both the overall level of compensation paid to the named executive officers within the peer group companies and the nature of the positions held by the executives at the peer group companies in comparison to the positions held by our named executive officers and also considered compensation of our five most highly paid executive officers as compared to those of our peer companies based on ordinal ranking of the peer group officers in summary compensation tables. The comparable compensation amounts for the peer group executives were determined using information reported by the peer group companies as adjusted and normalized to take into account differences in valuation techniques we use compared to those used by the peer group companies and differences in the terms of the compensation arrangements used by the peer group companies. In situations where the Compensation Committee determines a comparable position for one of our executives is not available in our peer group companies, the Compensation Committee evaluates the total compensation of that executive based on factors that include the executive’s performance, mix of responsibilities and compensation of executives at our Company with similar levels of responsibility using the available peer company information in combination with compensation survey data compiled by Mercer and other consultants.

In making the 2010 executive compensation decisions, the Compensation Committee relied primarily on the relative ranking of our performance compared to the peer group companies using the performance measures described above, which was at approximately the 65th percentile of our peer group companies. Based on that comparison, the Compensation Committee set the target for the total compensation for each of our executive officers at the 65th percentile for comparable positions within our peer group companies. Subsequent to this decision, our chief executive officer requested that his 2010 total compensation target the 60th percentile in light of changes made in 2010 to the Company’s compensation strategy for our non-executive officer employees. Adjustments were also made by the Compensation Committee to the target for the total compensation for certain executives which caused the total compensation awarded to those executives in 2010 to fall above or below the 65th percentile target to reflect: (i) the Compensation Committee’s assessment of the individual performance of the executive officer; (ii) adjustments needed for the internal alignment of the total compensation targets and compensation components for similarly situated executives; (iii) for our market presidents, the performance of their respective markets and the competitiveness of salary and executive positions in those markets, and (iv) for certain of our market presidents whose base salary and bonus amounts are paid in local currency, the impact of fluctuations in foreign currency exchange rates.

In allocating the amounts of the different types of compensation that comprise total compensation, the Compensation Committee determined that it was prudent to provide for base salary increases for executive officers in light of the Company’s performance in 2009, the improvement in economic conditions in late 2009 and early 2010 as compared to those prevailing in early 2009, and the decision not to increase the base salaries of executive officers in 2009 from 2008 levels. The Compensation Committee generally maintained the 2009 bonus target percentages for 2010, with modest increases for some executive officers based on performance, to provide for a target amount of cash compensation, to balance the amount of total compensation at risk based on the Company’s performance and to align the executive with similarly situated executives. In all instances, the dollar value of the bonus target for executive officers increased due to increases in base salary, which is used as the basis for determining the target bonus amounts. For 2010, the Compensation Committee approved long-term equity awards for the named executive officers in the form of nonqualified stock options and restricted stock grants. For our named executive officers other than our chief executive officer, the 2010 equity grants had an aggregate value that was greater than the value of the equity grants made to these executives in 2009 due to adjustments made to incorporate base salary changes, reflect individual and market achievement, align grants provided to similarly situated executives and to adjust for the target total compensation percentile.

The annual total compensation for 2010 for each of our 2011 named executive officers (effective from April 1, 2010 through March 31, 2011) and the percentage change from 2009 total compensation based on the fair values reviewed by the Compensation Committee in April 2010 are as follows:

	2010 Total	Percent Change
Name and Position	Compensation(1)	From 2009

Steven P. Dussek	$5,557,092	(19.6)%
Chief executive officer
Gokul V. Hemmady	$2,865,651	12.6%
Executive vice president and
chief financial officer
Sergio B. Chaia(2)	$2,692,553	32.9%
President, Nextel Brazil
Peter A. Foyo	$2,180,086	(9.5)%
President, Nextel Mexico
Alan Strauss	$1,885,517	4.3%
Executive vice president and chief technology officer

(1)	Total Compensation is calculated as the sum of (a) base salary, (b) the target annual bonus amount for the year assuming a payout of 100%, (c) the value of the restricted stock grant made to the executive in the current year based on the aggregate fair value using the closing price of our common stock on a date prior to the April 2010 Compensation Committee meeting computed in accordance with FASB ASC Topic 718, and (d) the fair market value of the option awards made during the applicable year determined using the closing price of our common stock on a date prior to the April 2010 Compensation Committee meeting and computed using the Black-Scholes method in accordance with FASB ASC Topic 718, but disregarding estimated forfeitures related to service-based vesting conditions and assuming the full life of the options. Total compensation for 2009 has been computed using the same formulas, but incorporating the grant date fair values for the restricted stock and option grants made in 2009.

(2)	Mr. Chaia is employed by Nextel Telecomunicações Ltda., our indirect, wholly owned subsidiary, which we refer to as Nextel Brazil, and his salary and annual bonus is paid in Brazilian Reais. The amounts provided here and on the other tables in the Compensation Discussion and Analysis section are based on an exchange rate of 2.02 Brazilian Reais to $1.00 that was used by the Compensation Committee in April 2010 when making compensation decisions and 2.34 Brazilian Reais to $1.00 for 2009. The amount provided in the Summary Compensation Table is the average exchange rate during 2010, which results in an exchange rate of 1.76 Brazilian Reais to $1.00.

In order to provide consistency between companies when doing its peer group comparisons of total compensation, the Compensation Committee calculates the value of options for our Company and the comparison companies assuming the full life of the options, which, in our case, is ten years, rather than the expected life of the options used in calculating the values for the Summary Compensation Table. The use of the full life of the options generally results in a higher grant date fair value than the value reflected in the Summary Compensation Table.

The decline in our chief executive officer’s total compensation reflects his request that his total compensation for 2010 be set at a target based on the 60th percentile of the peer group instead of the 65th percentile utilized in 2009. The decline in Mr. Foyo’s total compensation reflects the amortization of prior year equity grants included in his total compensation amount as reviewed and approved by the Compensation Committee for 2009. In 2009, the Compensation Committee adopted a change from its prior practice of making periodic grants of restricted stock to an approach under which the executive officers’ long-term equity incentives granted on an annual basis would be allocated between restricted stock and options that each vest on a pro rata basis over a three year period from the date of grant. As part of the transition to this new methodology, and to account for the restricted stock grant made in prior years that had not yet fully vested, the Compensation Committee, in making the compensation determinations for 2009, included the amortization of restricted stock awards made to some of our executive officers that were not fully vested in total compensation for those executive officers.

The total compensation of Messrs. Hemmady, Chaia and Strauss increased due to increases in base salary and long-term equity grants to reflect the performance and growth of our Company in 2009 and the past performance of these executives. The percentage increase in total compensation for Messrs. Hemmady and Chaia also reflect increases in the bonus target percentage to reflect performance and balance the amount of cash compensation provided as well as compensation at risk based on our Company’s performance. In addition, for Mr. Chaia, the increase also reflects adjustments made to align the target bonus percentage for his position with the percentage provided for similarly situated positions in our Company and is also due in part to the year over year strengthening of the Brazilian Real relative to the U.S. dollar that affects Mr. Chaia’s base salary and annual cash bonus, which are paid in Brazilian Reais.

As noted above, the 2010 total compensation includes the value of the restricted stock grant on the date of grant computed in accordance with FASB ASC Topic 718, and the fair market value of the option awards made during the applicable year determined on the date of grant using the Black-Scholes method in accordance with FASB ASC Topic 718. The compensation amounts actually realized by the named executive officers with respect to the stock awards and option awards made to them could vary significantly from the values reflected in the table above as a result of, among other things, significant fluctuations in the market value of our common stock from the values at the date of grant.

Base Salary

In April 2010, the Compensation Committee determined that it was prudent to provide for base salary increases for executive officers in light of the Company’s performance in 2009, the improvement in economic conditions in late 2009 and early 2010 as compared to those prevailing in early 2009, and the decision in 2009 not to increase the base salaries of executive officers in 2009 from 2008 levels. The base salary increases provided to our executive officers ranged from 4.8% to 23.3%, with the increases provided to our named executive officers ranging from 5.0% to 23.3% in each case based on the executive officer’s performance, adjustments made to bring total compensation in line with the cash and total compensation targets, adjustments made to better align the cash compensation of internal peers, and, in the case of our market presidents, to reflect the performance of their respective market and competitiveness of salary and executive positions in those markets.

The annual base salaries in 2010 (effective from April 1, 2010 through March 31, 2011) for our named executive officers and the percentage of total compensation base salaries represented are as follows:

	2010 Annual	Percent Change	Percent of Total
Name	Base Salary	From 2009	Compensation

Steven P. Dussek	$761,250	5.0%	13.7%
Gokul V. Hemmady	$480,073	14.9%	16.8%
Sergio B. Chaia(1)	$672,015	23.3%	25.0%
Peter A. Foyo	$472,950	5.1%	21.7%
Alan Strauss	$370,095	17.3%	19.6%

(1)	Mr. Chaia’s base salary is paid in Brazilian Reais. When compared on a local currency basis, Mr. Chaia’s 2010 base salary increased 6.5% from 2009.

Annual Bonus

In 2011, cash bonuses were paid to our executive officers for the achievement of certain corporate financial and operating targets relating to our 2010 fiscal year (the “2010 Bonus Plan”). In February 2010, the Compensation Committee determined the criteria relating to our performance that were used to determine the amounts paid under our 2010 Bonus Plan for all employees eligible for the annual bonus and located at our headquarters. These criteria were consolidated operating income before depreciation and amortization, or consolidated OIBDA, consolidated net subscriber additions and consolidated OIBDA margin, which is the amount equal to consolidated OIBDA divided by revenues for the year. For employees who are eligible for annual bonus and responsible for operations in one or more foreign markets, the criteria relating to our performance that were used to determine the amounts paid under the 2010 Bonus Plan were OIBDA, net subscriber additions and OIBDA margin for the applicable country, as well as consolidated OIBDA, consolidated net subscriber additions and consolidated OIBDA margin.

The Compensation Committee believes that the performance criteria used in our 2010 Bonus Plan strike an appropriate balance between growth and profitability and mitigate risk to the Company because actions taken to improve our performance with respect to one of the criteria would normally be expected to have a corresponding negative impact on other criteria. For example, if management were to implement promotional programs designed to aggressively pursue growth in subscriber additions, those actions would be expected to increase expenses, resulting in a potential deterioration in OIBDA and OIBDA margin.

Up to 10% of the target bonus amount was determined based on individual performance subject to the approval of the Compensation Committee. The amount of payout of the individual evaluation metric for our chief executive officer was determined by the Compensation Committee. For our other executive officers, the chief executive officer made individual performance payout recommendations for each executive officer based on the executive officer’s annual performance evaluation. These recommendations were reviewed by the Compensation Committee and taken into account in making the bonus awards for the executive officers.

The 2010 Bonus Plan also provided for an adjustment of the performance targets in the event the average currency exchange rates are more than 10% above or below levels contemplated in the budget used to set the performance goals. No payouts were affected by adjustments made to 2010 bonus payments due to foreign currency fluctuations.

The targeted bonus criteria amounts for each of Messrs. Dussek, Hemmady and Strauss, the named executive officers located at headquarters, were as follows (dollar amounts in thousands):

			2010
Metric	Target	Weight	Achievement

Consolidated OIBDA	$1,259,614	50%	115%
Consolidated OIBDA Margin	25.3%	10%	107%
Consolidated Net Subscriber Additions	1,287,243	30%	128%
Individual Performance	N/A	10%	*

*	Determined for each executive individually based on the results of their annual performance review. Mr. Dussek received a payout of 120% for the individual performance component of the annual bonus, and Messrs. Hemmady and Strauss received a payout of 110% for that component.

The targeted amounts for Messrs. Chaia and Foyo, who are the named executive officers responsible for our operations in Brazil and Mexico respectively, were as follows (dollar amounts in thousands):

	Target			2010 Achievement
Metric	Brazil	Mexico	Weight	Brazil	Mexico

Consolidated OIBDA	$1,259,614	$1,259,614	30%	115%	115%
Consolidated OIBDA Margin	25.3%	25.3%	5%	107%	107%
Consolidated Net Subscriber Additions	1,287,243	1,287,243	15%	128%	128%
Market OIBDA	$720,553	$733,360	20%	114%	102%
Market OIBDA Margin	31.8%	37.5%	5%	103%	99%
Market Net Subscriber Additions	741,204	283,344	15%	113%	132%
Individual Performance	N/A	N/A	10%	*	*

*	Determined for each executive individually based on the results of their annual performance review. Messrs. Chaia and Foyo received a payout of 110% for the individual performance component of the annual bonus.

The 2010 Bonus Plan was designed to provide incentive bonuses that would reward executives for superior achievement and be competitive as compared to bonuses paid by the peer group of companies established by the Compensation Committee, while being consistent with the Compensation Committee’s views on the appropriate levels of total compensation and the amount of compensation at risk. The performance measures and the target amounts used for the 2010 Bonus Plan were initially developed and recommended by our senior executives based on their assessment of our 2010 operating and financial goals that were included in our operating budget for 2010.

The terms of the 2010 Bonus Plan were evaluated by the Compensation Committee, with the input of Mercer, in light of the Compensation Committee’s overall compensation philosophy of placing greater weight on the “at risk” components of compensation and our short- and long-term strategies and goals. The targets are set in a manner to drive Company performance against reasonable financial performance metrics, but are not goals that would cause our executives to take inappropriate business risks. The Compensation Committee generally maintained the 2009 bonus target percentages for 2010, with modest increases for some executive officers based on performance, to balance the amount of total compensation at risk based on the Company’s performance and to align the executive with similarly situated executives. In all instances, the dollar value of the bonus target for executive officers increased due to increases in base salary, which is the basis for determining the target bonus levels. The target bonus percentages for Messrs. Hemmady and Chaia were adjusted as part of the decision to increase their total compensation in light of the Company’s and individual performance, to balance the amount of cash and equity compensation and the amount of total compensation at risk for these positions based on our performance, and for Mr. Chaia, to align the target bonus percentage for his position with that provided for the positions of similarly situated executives in our Company.

As determined by the Compensation Committee, the 2010 incentive bonus target percentage of base salary, the potential cash payout at 100% of target and the percentage of total compensation the target bonus at 100% payout represented were as follows:

	Target Bonus		2010 Target	Percent of
	Percentage of Base Salary		Bonus at	Total
Name	2010	2009	100% Payout	Compensation

Steven P. Dussek	120%	120%	$913,500	16.4%
Gokul V. Hemmady	80%	70%	$384,059	13.4%
Sergio B. Chaia	55%	50%	$369,608	13.7%
Peter A. Foyo	55%	55%	$260,123	11.9%
Alan Strauss	55%	55%	$203,552	10.8%

Under the terms of the 2010 Bonus Plan, payouts are adjusted in one percent increments above and below targets, with total payouts ranging from 80% to 120% of the target bonus amount based on the percentage of the specific target performance goals achieved. The minimum achievement required to qualify for any bonus payment was 80% of the specified target performance goals under the 2010 Bonus Plan. The maximum payout of a bonus was 120% of the target bonus amounts for each metric. In order to obtain a payout of 120% on a metric, achievement of at least 120% of the specified target performance goal had to be achieved.

To determine bonus amounts earned by our executive officers during the plan year, the Compensation Committee meets following the fiscal year end to review our financial and operating performance as compared to the applicable performance measures and to discuss performance factors and other criteria related to the award of bonuses. In some instances, the Compensation Committee, upon the recommendation of management, makes adjustments to the bonus payments based on, among other things, changes in our corporate goals, plans and business conditions during the course of the bonus plan year if it concludes that such adjustments are appropriate and are consistent with our overall goals and strategy. The Compensation Committee did not make any adjustments to the 2010 bonus payments for the named executive officers. The Compensation Committee considers, but is not bound by, the recommendations of executive officers, including the chief executive officer, with respect to the payment or amounts of bonuses to executive officers.

Based on the Company’s results and, as applicable, the results in the market for which the named executives are responsible, and taking into account the individual performance component of the bonus plan, the named executive officers’ bonus payouts under the 2010 Bonus Plan ranged from 112% to 116% of the target bonus amounts, which were based on predetermined percentages of base salary as described above. Based on the foregoing, the bonuses awarded to the named executive officers with respect to our performance in 2010 and the percentage change from the bonus paid in 2009 were as follows:

		2010 Actual Bonus	Percent Change
	2010 Actual	Payout Percentage	From 2009
Name	Bonus Payout	of Base	Actual Payout

Steven P. Dussek	$1,059,660	116%	29.6%
Gokul V. Hemmady	$441,667	115%	60.6%
Sergio B. Chaia(1)	$483,743	114%	48.8%
Peter A. Foyo	$291,337	112%	50.9%
Alan Strauss	$234,085	115%	43.5%

(1)	The 2010 actual payout for Mr. Chaia and the percent change from 2009 are based on the average exchange rate of 1.76 Brazilian Reais to $1.00 for 2010 and 2.00 Brazilian Reais to $1.00 for 2009. When compared on a local currency basis, Mr. Chaia’s cash bonus increased 30.9% from 2009.

The change in the bonus amounts paid in 2010 relative to 2009 was primarily due to the increases in the executive officers’ base salaries, the adjustments in the target bonus percentages described above, and a higher level of bonus achievement relative to the performance targets in 2010 in comparison to 2009, and for Mr. Chaia, the year over year strengthening of the Brazilian Real relative to the U.S. dollar.

Long-Term Equity Incentives

The Compensation Committee provides equity-based incentives to executive officers through the 2004 Incentive Compensation Plan, which permits the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. The amount of executive compensation allocated to long-term equity incentives in 2010 was determined by subtracting base salary and bonus potential from the total compensation target range set for each executive officer by the Compensation Committee, with the remaining amount of compensation allocated to long-term equity as described below.

In 2010, the Compensation Committee considered the long-term equity incentives available under the 2004 Incentive Compensation Plan and granted restricted stock and nonqualified stock options to our executive officers, with the long-term equity incentive target of each executive officer, allocated approximately 25% to restricted stock and 75% to nonqualified stock options. Both the restricted stock and stock options vest ratably over a three year period and vesting is not conditioned on any individual performance of the executive or on our financial or operating performance. The 2010 nonqualified stock option grants expire after ten years. The exercise price of each option is the closing price of our common stock on the date of grant.

The value of the restricted stock grant is determined by multiplying the number of shares of restricted stock proposed to be granted to each executive by the closing price of our common stock on a date prior to the April 2010 Compensation Committee meeting, which is the fair value computed in accordance with FASB ASC Topic 718. The value of the stock option grant is determined by multiplying the number of stock options proposed to be granted to each executive by the value of each option, which is computed using the Black-Scholes option-pricing model using the same closing price of our common stock as used for the restricted stock calculation and using the same assumptions that we use in calculating the compensation expense attributable to such grants under FASB ASC Topic 718, except that for purposes of this analysis, we disregard estimated forfeitures related to service-based vesting conditions and use the full 10 year term as the expected life of the options. This is done in order to provide consistency between companies when the Compensation Committee conducts its peer group comparisons of total compensation. For comparison purposes, the Compensation Committee calculates the value of options for our Company and the comparison companies assuming the full life of the options, which, in our case, is ten years, rather than the expected life of the options used in calculating the values for the Summary Compensation Table. The use of the full life of the options generally results in a higher grant date fair value than the value computed for the Summary Compensation Table. The number of shares of restricted stock and shares subject to options is then compared to the annual grants made to that executive officer in prior years and to the grants proposed to be made to other executive officers to ensure equity/parity among similarly situated executives.

The number of shares of restricted stock and the number of shares subject to options granted in 2010 to Mr. Dussek, our chief executive officer, was determined by the Compensation Committee, with assistance from Mercer, based, among other things, on the compensation levels of the chief executive officers at the peer group companies using a target of the 60th percentile of the peer group and the value of the proposed grants as described above. That determination also took into account the assessment of Mr. Dussek’s performance by the Compensation Committee and other members of our Board of Directors and historic grant levels, as well as Mr. Dussek’s request that a lower percentile ranking be used for the determination of his compensation in light of changes made in 2010 to the Company’s compensation strategy for non-executive officer employees. The value of Mr. Dussek’s equity award for 2010 decreased as compared to his award for 2009 due to adjustments made for the target total compensation percentile.

The number of shares of restricted stock and the number of shares subject to options granted in 2010 to each executive officer other than Mr. Dussek was determined by the Compensation Committee based, among other things, on recommendations of our chief executive officer. Those recommendations were developed using the amount of the proposed long-term equity incentive target for each executive based on the Compensation Committee’s recommended target of the 65th percentile of the peer group, and the value of the grants as described above. Those recommendations also took into account a number of factors, including the executive’s position and responsibility, the assessment by the chief executive officer of the executive’s performance, the historic grant levels with adjustments to recognize outstanding individual performance or expanded duties, the competitive environment and the compensation paid to executives with similar duties at comparable companies and the budgeted amounts for non-cash equity compensation. The number of shares of restricted stock and shares subject to options was also compared to the annual grants made to that executive officer in prior years and to the grants proposed to be made to other executive officers to ensure equity/parity among similarly situated executives. For 2010, the Compensation Committee approved long-term equity awards for the named executive officers other than Mr. Dussek with an aggregate value that was greater than the value of the equity grants made to these executives in 2009 due to adjustments made to incorporate base salary changes, reflect individual and market achievement, align grants provided to similarly situated executives and to adjust for the target total compensation percentile.

The value of the annual long-term equity grants provided to each of our named executive officers in 2010, the percent change of the equity grant for 2010 compared to 2009 and the percentage of total compensation the 2010 long-term equity grants represented based on values reviewed by the Compensation Committee in April 2010 are as follows:

	Value of 2010	Value of 2010	Percent Change	Percent of Total
Name	Stock Option Grant(1)	Restricted Stock Grant(2)	From 2009(3)	Compensation

Steven P. Dussek	$2,911,372	$970,970	(14.0)%	69.9%
Gokul V. Hemmady	$1,493,012	$508,508	51.0%	69.8%
Sergio B. Chaia	$1,290,569	$360,360	66.9%	61.3%
Peter A. Foyo	$1,090,658	$356,356	72.3%	66.4%
Alan Strauss	$999,559	$312,312	11.5%	69.6%

(1)	The value of the stock option grant reviewed by the Compensation Committee is the fair market value of the option awards made during the applicable year determined using the closing price of our common stock on a date prior to the April 2010 Compensation Committee meeting and computed using the Black-Scholes method in accordance with FASB ASC Topic 718, but disregarding estimated forfeitures related to service-based vesting conditions and assuming the full life of the options.

(2)	The value of the restricted stock grant reviewed by the Compensation Committee is based on the aggregate fair value using the closing price of our common stock on a date prior to the April 2010 Compensation Committee meeting computed in accordance with FASB ASC Topic 718.

(3)	Represents the percent change of the 2010 equity grants as compared to the 2009 grants determined using the valuation methods described in (1) and (2) above, but incorporating the grant date fair values for the restricted stock and stock option grants made in 2009.

The Compensation Committee believes using equity-based incentives grants as the most significant component of our executives’ compensation is consistent with our compensation philosophy because it directly aligns executive and stockholder interests. Specifically, the use of stock options as a significant component of our long-term incentive compensation requires stock price appreciation in order for executives to realize any benefit, thus directly aligning executive and stockholder interests. Restricted stock awards provide a similar alignment of interests, while also providing a substantial retention incentive through their vesting terms.

Timing of Long-Term Incentive Awards

Our practice with respect to the timing of long-term incentive awards that we have followed since the approval of the 2004 Equity Plan has been to make grants of nonqualified stock options and/or awards of restricted stock to executive officers once each year in late April, which had historically coincided with scheduled meetings of the Board of Directors and various committees, including the Compensation Committee. Non-employee directors also typically received annual grants of stock options in connection with the April board meetings. Awards of stock options or other equity incentives to new executive officers and directors occur at the time of the person’s appointment or election as an executive officer or director. In addition, our chief executive officer may grant, under authority delegated to him by the Compensation Committee, a limited number of stock options (not to exceed 10,000 shares in any single grant and 100,000 shares in the aggregate, with such aggregate amount subject to renewal by the Compensation Committee from time to time) to employees who are not executive officers. Pursuant to the 2004 Equity Plan, the exercise price of all stock options is not lower than the closing market price of our stock on the date of grant.

In 2010, grants of nonqualified stock options and restricted stock to executive officers were made by the Compensation Committee on April 23, 2010. Non-employee directors serving on the Board of Directors also received grants of restricted stock on April 23, 2010. The exercise price of the stock options granted to executive officers was the closing market price on the date of grant.

We also follow a practice of disclosing our financial results for the first quarter of the fiscal year following the April Board of Directors meeting at which time those results are discussed. The 2010 first quarter earnings release was made publicly available on April 29, 2010. Although the members of the Compensation Committee were aware of the impending release of information relating to first quarter results at the time grants of stock options were made, the Compensation Committee did not use such information in determining the amount of the awards to be made to executive officers and directors for that fiscal year nor did the Compensation Committee withhold the making of grants to confer a benefit on the recipient of a grant or avoid a loss in value of a grant.

We are aware that the release of our quarterly financial results may have an impact on the market price of our common stock, and therefore the value of the option grant, depending on whether the information is favorable or unfavorable. However, we believe that the April Board of Directors meeting is an appropriate time during the year to make option grants and that a consistent application of our option granting practices from year to year regardless of the content of the first quarter earnings release is also appropriate. As noted above, we have followed this consistent practice since the 2004 Equity Plan was adopted. The stock options granted by the Compensation Committee are designed to create incentives for the creation of long-term stockholder value and contain delayed vesting provisions that prevent recipients of stock options from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation. We do not have a practice of setting the exercise price of options based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after or surrounding the grant date. Nonqualified stock options are always granted at the closing price of our common stock on the date of grant.

Executive Stock Ownership Guidelines

In 2004, we adopted executive stock ownership guidelines that require our chief executive officer and the executive officers who report to our chief executive officer to attain designated stock ownership levels, and therefore maintain a vested interest in our equity performance. Over a five-year period, which commenced in 2004 for the individuals who were executive officers at the time the guidelines were adopted and which commences upon the appointment of the individual as an executive officer for those appointed to those positions after 2004, the executive officers covered subject to the guidelines are expected to reach the targeted ownership levels based on specific share value targets per executive officer level. The types of stock ownership that are applied to satisfy the ownership requirements under our guidelines include the value of stock directly owned by the executives and the value of unexercised but vested options to the extent that the fair market value of our common stock exceeds the option exercise price. The penalty for an executive’s failure to comply with the stock ownership guidelines may include a discontinuation of future equity grants until compliance is achieved.

As chief executive officer, the executive stock ownership guidelines require that Mr. Dussek reach a targeted stock ownership level with a value equal to two times his base salary by December 31, 2011, a value equal to four times his base salary by December 31, 2012 and a value equal to five times his base salary by December 31, 2013. For the remaining named executive officers, the ownership guidelines require the executive officer to reach the following targeted minimum stock ownership levels by the following dates:

Name	1x Base Salary	2 x Base Salary	3 x Base Salary

Gokul V. Hemmady	December 31, 2010	December 31, 2011	December 31, 2012
Sergio B. Chaia	December 31, 2011	December 31, 2012	December 31, 2013
Peter A. Foyo	December 31, 2005	December 31, 2007	December 31, 2009
Alan Strauss	December 31, 2005	December 31, 2007	December 31, 2009

Based on their base salary level paid in 2010 and the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2010 of $44.66, each of our executive officers subject to an ownership target under the executive stock ownership guidelines at December 31, 2010 met their respective ownership targets.

Our corporate policy that applies to trading in our stock by executive officers restricts the hedging by the named executive officers of the economic risk of ownership of our common stock.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers of public companies. As noted above, the Compensation Committee has implemented a compensation program that links a substantial portion of each executive’s compensation to performance and requires each executive officer to attain designated stock ownership levels, and therefore maintain a vested interest in our equity performance, but has not implemented a policy that limits the amount of compensation based on the limitations of Section 162(m). We intend to qualify executive compensation for deductibility under Section 162(m) if doing so is consistent with our best interests and the interests of our stockholders. Since our corporate objectives may not always be consistent with the requirements of full deductibility, it is conceivable that we may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for the named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur.

Retirement, Deferred Compensation and Pension Plans

Our executive officers who are eligible may participate at their election in our 401(k) retirement savings plan that provides employees with an opportunity to contribute a portion of their cash compensation to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. Consistent with the 401(k) plan, we match 100% of each employee’s contributions to the 401(k) plan up to a maximum of 4% of the employee’s eligible compensation each pay period. The employer matching contribution vests based on the employee’s years of service. Our matching contribution for 2010 for named executive officers was $29,400 in the aggregate.

We do not have any pension plans. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans. In December 2008, the Compensation Committee approved the adoption of an Executive Deferral Plan, which became effective January 1, 2009. Under the

Executive Deferral Plan, executives may defer a portion of their compensation with the amount deferred by a participating executive attributed to a hypothetical account and treated as if it is invested in deferred stock units with the value of those units linked to the value of our common stock. No compensation was deferred by executive officers in 2010. We do not have any other nonqualified deferred compensation plans.

Severance Plans

We previously adopted two severance plans that provide for the payment of severance benefits to employees, including our executive officers, if their employment is terminated in specified circumstances. One plan provides for the payment of severance benefits if the executive officer’s employment is terminated without cause for certain reasons and the other plan provides for the payment of severance benefits if the executive officer’s employment is terminated without cause, or if the executive officer terminates his or her employment with good reason, in connection with a change of control. The two severance plans are mutually exclusive meaning that an executive may be eligible to receive payments under one or the other of the plans depending on the circumstances surrounding the termination of the executive’s employment, but it is not possible for an executive to receive payments under both plans. These arrangements have been in place for several years and were not modified in 2010. While the Compensation Committee generally does not take into account the potential payments to executives under our severance plans, including termination and change of control arrangements, in performing its annual evaluation of the total compensation that may be realized by our executive officers, the Compensation Committee believes that the terms of these arrangements are generally consistent with those offered by similarly situated companies including those in the peer group. A description of the terms of our severance plans, the specific circumstances that trigger payment of benefits, an estimate of benefits payable upon the occurrence of those triggering events and other information relating to such plans can be found below under the caption “Executive Compensation — Potential Payments under Severance Plans.”

Annual Compensation of Executive Officers

Summary Compensation Table

In the table below and discussion that follows it, we summarize the compensation earned during 2010 by our chief executive officer, our chief financial officer, and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2010. We refer to these individuals in this proxy statement as the “named executive officers.” Mr. Strauss was not a named executive officer prior to 2010, and Mr. Chaia was not a named executive officer prior to 2009.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Steven P. Dussek	2010	750,677	—	979,700	2,084,706	1,059,660	N/A	1,786	4,876,529
Chief executive officer	2009	725,000	—	686,980	3,706,395	817,800	N/A	4	5,936,179
	2008	648,317	—	2,569,200	3,588,000	673,670	N/A	355,760	7,834,947
Gokul V. Hemmady	2010	461,969	—	513,080	1,069,080	441,667	N/A	30,606	2,516,402
Executive vice president and	2009	418,000	—	358,250	937,500	275,044	N/A	23,272	2,012,066
chief financial officer	2008	413,500	—	—	1,570,800	253,308	N/A	132,686	2,370,294
Sergio B. Chaia(6)	2010	771,520	19,782	363,600	924,120	483,743	N/A	194,796	2,757,561
President, Nextel Brazil	2009	637,500	21,795	214,950	750,000	325,125	N/A	143,587	2,092,957
Peter A. Foyo	2010	466,256	—	359,560	780,972	291,337	N/A	601,387	2,499,512
President, Nextel Mexico	2009	450,000	—	143,300	675,000	193,050	N/A	584,621	2,045,971
	2008	410,672	—	2,206,000	1,108,800	218,250	N/A	262,476	4,206,198
Alan Strauss	2010	354,175	—	315,120	715,740	234,085	N/A	11,582	1,630,702
Executive vice president and chief technology officer

(1)	The amounts in this column reflect annual vacation bonuses that are legally mandated under Brazilian law.

(2)	The amounts in this column reflect the grant date fair value of awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but disregarding estimated forfeitures related to service-based vesting conditions. We value restricted common stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant. Additional information regarding the awards of restricted common stock to the named executive officers in 2010 is included in the Grants of Plan-Based Awards table below.

(3)	The amounts in this column reflect the grant date fair value of awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) with respect to awards of options to purchase shares of common stock held by each of the named executives, but disregarding estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining these amounts are described in footnote 10 to our consolidated financial statements included in our 2010 annual report on Form 10-K. Additional information regarding the awards of options to purchase common stock to the named executive officers in 2010 is included in the Grants of Plan-Based Awards table below.

(4)	The amounts in this column represent the bonus that we paid under our annual incentive compensation plan. The bonus is determined based on a target bonus amount, which is a predetermined percentage of base salary, and is adjusted based on achievement of operating unit and/or consolidated performance goals. Additional information on this non-equity incentive plan compensation is included in our “Compensation Discussion and Analysis” section above and in the Grants of Plan-Based Awards table below.

(5)	Consists of: (a) amounts contributed by us under our 401(k) plan, (b) in the case of Mr. Chaia, amounts contributed by Nextel Brazil to the Fundo de Garantia de Tempo de Serviço, or FGTS, and a private savings plan, (c) amounts paid in reimbursement of relocation expenses and relocation-related allowances, (d) perquisites and other personal benefits described in more detail below, and (e) tax gross-up payments made in connection with the foregoing, as follows:

			Company	Company		Perquisites
		Company	Contributions to	Contribution to	Relocation-	and Other
		Contributions to	Brazilian	Private Savings	Related	Personal	Tax Gross-Up
	Year	401(k) Plan($)	FGTS($)	Plan($)(a)	Expenses($)	Benefits($)(b)	Payments($)(c)

Mr. Dussek	2010	—	N/A	N/A	—	—	1,786
	2009	—	N/A	N/A	—	—	4
	2008	—	N/A	N/A	355,760	—	—
Mr. Hemmady	2010	9,800	N/A	N/A	—	18,984	1,822
	2009	9,800	N/A	N/A	—	13,444	28
	2008	9,200	N/A	N/A	123,486	—	—
Mr. Chaia	2010	N/A	61,722	63,034	—	70,040	—
	2009	N/A	51,000	31,385	—	61,202	—
Mr. Foyo	2010	9,800	N/A	N/A	—	499,156	92,431
	2009	9,800	N/A	N/A	—	489,814	85,007
	2008	9,200	N/A	N/A	—	231,658	21,618
Mr. Strauss	2010	9,800	N/A	N/A	—	—	1,782

(a)	Represents the contribution by Nextel Brazil to a private savings program designed to complement Brazilian social security in which Nextel Brazil matches employee contributions up to 8% of an employee’s annual salary. The employer contribution vests based on length of service. As of January 16, 2011, Mr. Chaia is vested in 80% of the matched funds.

(b)	The dollar value of perquisites and other personal benefits received by each of the named executive officers in 2010 did not exceed $10,000 except for Messrs. Hemmady, Chaia and Foyo. The perquisites and other personal benefits received by Mr. Hemmady in 2010 consist of personal use of our corporate aircraft on one occasion during 2010 in order to attend a Board of Directors meeting, which was approved by our chief executive officer, and family travel on our corporate aircraft. Personal use of our corporate aircraft is valued based on the aggregate incremental cost to us, which is calculated on a fiscal year basis and is based on our variable operating cost including the cost of fuel, trip-related maintenance, crew travel, landing and ramp fees and other smaller variable costs. Because our corporate aircraft is used primarily for business travel, fixed costs that do not change based on usage, such as pilot salaries and aircraft purchase and lease costs, are excluded from this calculation.

The perquisites and other personal benefits received by Mr. Chaia in 2010 consist of an annual allowance for a Company supplied automobile, including related maintenance and fuel, which is a customary element of compensation for senior executives in Brazil and which had an incremental cost to Nextel Brazil of $70,040 and wireless handsets and service for Mr. Chaia and his family.

Pursuant to an employment contract with Mr. Foyo, who is a U.S. citizen, we have agreed to provide certain benefits and expatriation/repatriation assistance for the period of his assignment in Mexico that are reflected as perquisites and other personal benefits. Some of these benefits are paid to Mr. Foyo or to third parties on Mr. Foyo’s behalf in Mexican Pesos, the amounts of which are reflected in the Benefits column of the table above and the All Other Compensation column of the Summary Compensation Table in U.S. dollars based on the average monthly exchange rate of the Mexican Peso to the U.S. dollar in the month the expense is incurred. Perquisites and other personal benefits received by Mr. Foyo in 2010 consist of $119,037 for housing and utilities; $37,793 representing Mr. Foyo’s foreign services differential; $137,010 in personal travel costs; $46,530 in hardship allowance; $32,538 for children’s tuition; $118,872 in security costs, including expenses relating to a car and driver; and wireless handsets and service for Mr. Foyo and his family. We also provide Mr. Foyo with tax counseling and make tax equalization payments on his behalf so that Mr. Foyo pays the same taxes as he would as a U.S. citizen working in the U.S.

(c)	Tax gross up payments in 2010 reflect amounts paid for Messrs. Dussek, Hemmady and Strauss for spousal travel on our corporate aircraft to a business event and for Mr. Foyo for payments relating to the housing, tuition, travel and other benefits provided pursuant to his employment contract.

(6)	Mr. Chaia’s salary, bonus and benefits, other than his equity grants, are paid in Brazilian Reais. As a result, the amount of compensation provided to Mr. Chaia as reflected in U.S. dollars in the Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns varies based on the applicable exchange rate of the Brazilian Real relative to the U.S. dollar. Mr. Chaia’s compensation as reported in U.S. dollars can vary significantly with no actual change to the compensation paid to Mr. Chaia in Brazilian currency if the exchange rates are volatile. The amounts for Mr. Chaia reflected in the Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns in the table above are based on the average exchange rate of 1.76 Brazilian Reais to $1.00 for 2010 and 2.00 Brazilian Reais to $1.00 for 2009.

Grants of Plan-Based Awards Table

In the table below and discussion that follows, we summarize the grants of stock options and stock awards to each of the named executive officers during 2010. Our non-equity incentive bonus plan adopted for 2010 does not provide for payouts in fiscal years after 2010, and we historically have not issued any performance-based equity incentive plan awards.

Grants of Plan-Based Awards
Fiscal Year 2010

					All Other	All Other
					Stock	Option
					Awards:	Awards:
		Estimated Future Payouts			Number of	Number of	Exercise or	Grant Date Fair
		Under Non-Equity Incentive			Shares of	Securities	Base Price	Value of Stock
		Plan Awards(1)			Stock or	Underlying	of Option	and Option
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Units(#)	Options(#)	Awards($/sh)	Awards(2)($)

Steven P, Dussek	N/A	657,720	913,500	1,096,200
	4/23/10				24,250			979,700
	4/23/10					115,050	40.40	2,084,706
Gokul V. Hemmady	N/A	276,522	384,059	460,870
	4/23/10				12,700			513,080
	4/23/10					59,000	40.40	1,069,080
Sergio B. Chaia	N/A	305,522	424,336	509,204
	4/23/10				9,000			363,600
	4/23/10					51,000	40.40	924,120
Peter A. Foyo	N/A	187,288	260,123	312,147
	4/23/10				8,900			359,560
	4/23/10					43,100	40.40	780,972
Alan Strauss	N/A	146,558	203,552	244,263
	4/23/10				7,800			315,120
	4/23/10					39,500	40.40	715,740

(1)	The amounts reflect the potential range of payouts for the 2010 Bonus Plan. The actual amounts of the payments made under this plan to the named executive officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The amounts in this column reflect the grant date fair value of the restricted stock and option awards on the date of grant computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but disregarding estimated forfeitures related to service-based vesting conditions. We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant. We determined the fair market value of option awards based on the Black-Scholes option pricing model. The valuation assumptions used in determining these amounts are described in footnote 10 to our consolidated financial statements included in our 2010 annual report on Form 10-K.

Supplemental Discussion of Awards

The exercise price for the options listed above, which is equal to the closing price of a share of our common stock as reported on the Nasdaq Global Select market on the date of grant, may be paid in cash, in shares of our common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all required tax withholding and other deductions. Both the restricted stock and the right to exercise the options granted vest ratably over a three year period and vesting is not conditioned on any individual performance of the executive or on our financial or operating performance. The options expire ten years from the date of grant. An earlier expiration date may apply in the event of the optionee’s termination of employment, retirement, death or disability. For information on how we determined the number of restricted stock awards and stock option grants for 2010, see the “Compensation Discussion and Analysis” section above.

Outstanding Equity Awards at Fiscal Year-End Table

The equity awards reflected in the table below include the number and value of stock options and shares of restricted stock that remain outstanding as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities				Number of		Market Value of
	Underlying		Underlying				Shares or		Shares or
	Unexercised		Unexercised				Units of		Units of
	Options		Options		Option	Option	Stock That		Stock That
	(#)		(#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable		Price ($)	Date	Vested(#)		Vested(1)($)

Steven P. Dussek(2)	15,000	(3)	—		18.97	4/28/2014
	20,000	(3)	—		26.20	4/27/2015
	10,000	(3)	—		60.77	4/26/2016
	6,375	(4)	2,125	(4)	78.30	4/25/2017
	100,000	(5)	100,000	(5)	42.82	2/11/2018
	164,729	(6)	329,457	(6)	14.33	4/22/2019
			115,050	(7)	40.40	4/23/2020
							60,000	(8)	2,679,600
							31,960	(9)	1,427,333
							24,250	(10)	1,083,005
Gokul V. Hemmady	37,500	(11)	12,500	(11)	78.87	5/21/2017
	42,500	(12)	42,500	(12)	40.62	4/23/2018
			83,333	(6)	14.33	4/22/2019
			59,000	(7)	40.40	4/23/2020
							16,666	(9)	744,304
							12,700	(10)	567,182
Sergio B. Chaia	18,750	(13)	6,250	(13)	64.33	1/17/2017
	27,500	(12)	27,500	(12)	40.62	4/23/2018
			66,666	(6)	14.33	4/22/2019
			51,000	(7)	40.40	4/23/2020
							10,000	(9)	446,600
							9,000	(10)	401,940
Peter A. Foyo	55,000	(3)	—		60.77	4/26/2016
	41,250	(4)	13,750	(4)	78.30	4/25/2017
	30,000	(12)	30,000	(12)	40.62	4/23/2018
			60,000	(6)	14.33	4/22/2019
			43,100	(7)	40.40	4/23/2020
							50,000	(14)	2,233,000
							6,666	(9)	297,704
							8,900	(10)	397,474
Alan Strauss	33,750	(3)	—		60.77	4/26/2016
	30,000	(4)	10,000	(4)	78.30	4/25/2017
	22,500	(12)	22,500	(12)	40.62	4/23/2018
			76,666	(6)	14.33	4/22/2019
			39,500	(7)	40.40	4/23/2020
							13,333	(9)	595,452
							7,800	(10)	348,348

(1)	The market value of the restricted stock is based on the $44.66 closing price of a share of our common stock, as reported on the Nasdaq Global Select Market on December 31, 2010.

(2)	Mr. Dussek’s awards expiring in 2014, 2015, 2016 and 2017 were granted to him in his capacity as a member of our Board of Directors prior to his appointment as our chief executive officer.

(3)	Stock options vested 25% on the four anniversary dates following the date of grant. As of December 31, 2009 these grants were fully vested.

(4)	Stock options vest/vested 25% on each of April 25, 2008, April 25, 2009, April 25, 2010 and April 25, 2011.

(5)	Stock options vest/vested 25% on each of February 11, 2009, February 11, 2010, February 11, 2011 and February 11, 2012.

(6)	Stock options vest/vested 33 1/3% on each of April 22, 2010, April 22, 2011 and April 22, 2012.

(7)	Stock options vest 33 1/3% on each of April 23, 2011, April 23, 2012 and April 23, 2013.

(8)	Restricted stock vested on February 11, 2011, the third anniversary of the grant date.

(9)	Restricted stock vests/vested 33 1/3% on each of April 22, 2010, April 22, 2011 and April 22, 2012.

(10)	Restricted stock vests 33 1/3% on each of April 23, 2011, April 23, 2012 and April 23, 2013.

(11)	Stock options vest/vested 25% on each of May 21, 2008, May 21, 2009, May 21, 2010 and May 21, 2011.

(12)	Stock options vest/vested 25% on each of April 23, 2009, April 23, 2010, April 23, 2011 and April 23, 2012.

(13)	Stock options vested 25% on each of January 17, 2008, January 17, 2009, January 17, 2010 and January 17, 2011.

(14)	Restricted stock vests on July 14, 2011, the third anniversary of the grant date.

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of options and the vesting of restricted stock during the year ended December 31, 2010.

Option Exercises and Stock Vested
Fiscal Year 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise(1)($)	Vesting(#)	Vesting(2)($)

Steven P. Dussek	—	—	15,980	639,839
Gokul V. Hemmady	41,667	1,055,008	28,334	1,042,493
Sergio B. Chaia	33,334	929,352	15,000	569,600
Peter A. Foyo	90,945	2,713,629	15,834	632,493
Alan Strauss	135,834	2,900,852	16,667	666,147

(1)	The value realized on exercise is calculated as the number of shares acquired on exercise multiplied by the difference between the exercise price of an exercised option and the closing price of our common stock on the date of exercise.

(2)	The value realized on vesting is calculated as the number of shares vested multiplied by the closing price of the shares on the date of vesting, unless vesting occurs on a Saturday or Sunday, in which case the shares vested are multiplied by the closing price on the Friday preceding the vesting date.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010, with respect to compensation plans under which shares of our common stock are authorized for issuance.

	Number of Securities
	To Be Issued Upon	Weighted Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available For
	Outstanding Options,	Outstanding Options,	Future Issuance Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by stockholders 2004 Incentive Compensation Plan (the “Incentive Plan”)	14,018,612	42.09	11,410,828	(2)
Equity compensation plans not approved by stockholders 2002 Management Incentive Plan (the “2002 Plan”)(3)	27,158	0.42	—	(4)

Total	14,045,770		11,410,828

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	The Incentive Plan permits the grant of one or more of the following awards: options, stock appreciation rights (“SAR”), stock awards, performance stock awards, incentive awards and stock units. The number of shares authorized to be issued under the Incentive Plan will be reduced by 1 share of common stock for each share of common stock issued pursuant to a stock option or SAR and by 1 1/2 shares of common stock for each share of common stock issued pursuant to all other awards.

(3)	The 2002 Plan was adopted pursuant to the Revised Third Amended Joint Plan of Reorganization and became effective on November 12, 2002. The 2002 Plan provided for equity and equity-related incentives to our directors, officers or key employees and consultants up to a maximum of 13,333,332 shares of common stock subject to adjustments. The 2002 Plan was administered by our Board of Directors. The 2002 Plan provided for the issuance of options for the purchase of shares of common stock, as well as grants of shares of common stock where the recipient’s rights may vest upon the fulfillment of specified performance targets or the recipient’s continued employment by us for a specified period, or in which the recipient’s rights may be subject to forfeiture upon a termination of employment. The 2002 Plan also provided for the issuance to our non-affiliate directors, officers or key employees and consultants of stock appreciation rights whose value is tied to the market value per share, as defined in the 2002 Plan, of the common stock, and performance units which entitle the recipients to payments upon the attainment of specified performance goals. The 2002 Plan provided for the issuance of incentive stock options in compliance with Section 422 of the Internal Revenue Code, as well as “non-qualified” options which do not purport to qualify for treatment under Section 422. All options issued under the 2002 Plan include vesting provisions as determined by the Board of Directors.

(4)	In 2004, the Board of Directors recommended, and the stockholders approved, the Incentive Plan to succeed the 2002 Plan. As a result, no shares are available for any future awards or grants under the 2002 Plan and any unissued shares under the 2002 Plan became subject to the Incentive Plan.

Pension Benefits and Nonqualified Deferred Compensation

None of our executive officers are entitled to pension benefits from us. None of our executive officers participated in our Executive Deferral Plan in 2010.

Potential Payments under Severance Plans

We have arrangements with each of our named executive officers under our Change of Control Severance Plan that provide for payments and benefits if an executive officer’s employment is terminated in connection with the occurrence of certain events involving a change in control. In addition, we have an obligation to make payments and provide certain benefits to our named executive officers under our Severance Plan and 2004 Incentive Compensation Plan resulting from termination of employment upon the occurrence of certain events. The following is a summary of the payments that we or our successor may make under each of these arrangements.

Payments upon Termination of Employment

Each of our named executive officers is covered by our Change of Control Severance Plan and our Severance Plan. The Change of Control Severance Plan provides for the payment of certain benefits if an executive officer’s employment is terminated by the company without cause or by the executive officer for good reason in connection with a change of control. No benefits are required to be paid unless the executive officer’s employment is terminated. The named executive officers are also entitled to severance benefits if their employment is terminated by the company in specified circumstances under the Severance Plan. Although the benefits under the Severance Plan apply without regard to whether any change of control has occurred or is pending, the Change of Control Severance Plan provides that employees entitled to receive amounts paid under the Change in Control Severance Plan will not be entitled to cash severance under any other severance plan, including the Severance Plan. Each of the named executive officers has also received awards of stock options and restricted stock under the 2004 Incentive Compensation Plan, which contains provisions that may accelerate the vesting of awards made to a named executive officer if we terminate the executive officer’s employment with us or if the executive officer terminates his or her employment with us for good reason in connection with a change of control.

Except as noted below, we otherwise have not entered into any employment agreements or other arrangements that provide for benefits in connection with a termination of employment of our named executive officers.

The following table shows the estimated amount of the payments to be made to each of the named executive officers who continued to be employed by us as of December 31, 2010 upon termination of their employment in connection with a change of control under the Change of Control Severance Plan, their involuntary termination under the Severance Plan or upon their termination in connection with their death or disability. For purposes of calculating the value of the benefits, we have assumed that the triggering event for payment occurred under each of the arrangements as of December 31, 2010. The footnotes to the table contain an explanation of the assumptions made by us to calculate the payments, and the discussion that follows the table provides additional details on these arrangements.

Potential Payments upon Termination of Employment

	Base		Other	Equity
Termination Event(1)	Salary(2)($)	Bonus(3)($)	Payments(4)($)	Awards(5)($)	Total(6)($)

Change of Control Plan — Termination by Executive for Good Reason or by the Company Without Cause(7)(8)
Steven P. Dussek	1,903,125	3,197,250	2,471,323	15,856,493	23,428,191
Gokul V. Hemmady	1,200,183	1,344,204	1,063,948	4,262,055	7,870,390
Sergio B. Chaia	1,543,040	1,273,008	15,000	3,198,900	6,029,948
Peter A. Foyo	945,900	780,368	38,411	5,052,813	6,817,492
Alan Strauss	740,190	610,657	38,411	3,528,285	4,917,543
Severance Plan — Involuntary Termination(9)
Steven P. Dussek	761,250	1,059,660	—	—	1,820,910
Gokul V. Hemmady	480,073	441,667	—	—	921,740
Sergio B. Chaia	370,095	479,500	—	—	849,595
Peter A. Foyo	472,950	291,337	—	—	764,287
Alan Strauss	771,520	234,085	—	—	1,005,605
Death, Disability or Retirement
Steven P. Dussek	—	—	—	15,856,493	15,856,493
Gokul V. Hemmady	—	—	—	4,262,055	4,262,055
Sergio B. Chaia	—	—	—	3,198,900	3,198,900
Peter A. Foyo	—	—	—	5,052,813	5,052,813
Alan Strauss	—	—	—	3,528,285	3,528,285

(1)	No payments are required to be made to any named executive officer under the Change of Control Severance Plan or the Severance Plan if the executive is terminated for cause or if the executive voluntarily terminates his employment (other than for good reason in connection with a change of control under the Change of Control Plan).

(2)	Amounts included in this column with respect to the Change of Control Severance Plan reflect the portion of the severance payment attributable to base salary. Amounts attributable to the target bonus are included in the “Bonus” column (see note 3 below). The Severance Payment under the Change of Control Severance Plan is 250% of the executive’s annual base salary and annual target bonus percentage on the day immediately preceding the change of control in the case of Messrs. Dussek and Hemmady and 200% of such amounts in the case of Messrs. Chaia, Foyo and Strauss. The Severance Payment under the Severance Plan for the named executive officers is 12 months of the named executive officer’s annualized base salary at the time of termination. If the severance payments under both plans apply, the total severance payment will not exceed 250% or 200% of the executive’s annual target bonus percentage, as applicable.

(3)	Amounts included in this column with respect to the Change of Control Severance Plan reflect the portion of the severance payment attributable to the target bonus. The portion of the severance payment attributable to base salary is included in the “Severance Payment” column (see note 2 above). Under the Change of Control Severance Plan, upon termination an executive is entitled to receive as part of the severance payment 250% of the executive’s annual target bonus percentage on the day immediately preceding the change of control in the case of Messrs. Dussek and Hemmady and 200% of such amounts in the case of Messrs. Chaia, Foyo and Strauss. Under the Change of Control Plan, the executive is also entitled to receive an amount equal to a prorated portion of the annual target bonus payment for the period ending on the termination event. The Severance Plan provides for the payment of an amount equal to a prorated portion of the actual annual bonus payment for the period ending on the termination event for each named executive officer, payable when bonuses are paid for the applicable plan year.

(4)	Other Payments for the named executive officers other than Mr. Chaia include tax gross-ups, COBRA health insurance and outplacement counseling assistance provided under the Change of Control Severance Plan. Mr. Chaia is eligible for outplacement counseling assistance under the Change of Control Severance Plan and may be eligible for additional benefits under Brazilian law.

Amounts attributable to tax gross-ups in this column do not take into account any values that could be attributed to a covenant not to compete. A covenant not to compete would reduce the amounts subject to an excise tax (and therefore potentially any amount necessary to gross up the executive in respect of such excise tax). Each of our executives is subject to a one-year non-compete.

(5)	The Equity Awards are the value (calculated in the case of options as the difference between the exercise price of the options and the market value of the related shares on December 31, 2010 and in the case of restricted shares as the value of shares on that date) of any awards granted under the 2004 Plan whose vesting or payment are accelerated upon the triggering event. We have assumed that the surviving entity has elected not to assume, replace or convert any of the awards made under the 2004 Plan. As described in more detail below, the 2004 Plan provides for the vesting of unvested options in specific circumstances following a change of control of the Company. The 2004 Plan and the grant agreements made under that plan also provide that outstanding and unvested options will vest upon an employee’s death or disability or if the employee retires at or after age 65 or at an earlier age with the consent of the Compensation Committee, with these vested options remaining exercisable for a period of one year after the date the employee ceases to be an employee of the Company. The 2004 Plan and the grant agreements also provide for continued exercisability of vested options for a period of 90 days from the employee’s date of termination in all other situations.

(6)	In addition to the amounts specified in this column, upon termination in each of the circumstances noted the executive officer is entitled to receive base salary and cash or non-cash benefits earned prior to the date of the named executive officer’s termination, including payments with respect to accrued and unused vacation time and any reimbursements for the reasonable and necessary business expenses incurred by the named executive officer prior to termination.

(7)	Change of Control Plan — Termination by Executive for Good Reason or by the Company Without Cause describes the benefits payable to a named executive officer if the named executive officer voluntarily terminates his or her employment for good reason in connection with a change of control or if the named executive officer’s employment is terminated without cause by us or the surviving entity in connection with a change of control as described below in “Change of Control Severance Plan.”

(8)	In cases in which a named executive officer’s employment is terminated by us or the surviving entity in connection with a change of control, each named executive officer will be entitled to a severance payment under the Change of Control Severance Plan, but not the Severance Plan.

(9)	Severance Plan — Involuntary Termination describes the benefits payable to a named executive officer if the named executive officer’s employment is terminated by us other than in connection with a change of control under the circumstances described below under “Severance Plan.”

Change of Control Severance Plan

The Change of Control Severance Plan provides that each named executive officer will receive a payment if a change of control, as defined below, occurs and he either is terminated without cause or resigns for good reason. Messrs. Dussek and Hemmady will be entitled to receive 250% of their annual base salary and target bonus at the date of his termination upon such an event, and Messrs. Chaia, Foyo and Strauss will be entitled to receive 200% of such amounts, all as provided in the plan. Each named executive officer will be entitled to receive his payment under the plan in a lump sum within thirty days following his termination of employment.

We or the surviving entity will also pay the full premium cost of continued health care coverage for each named executive officer under the federal “COBRA” law in such a termination. We will make the COBRA payments up to the lesser of 18 months or the time at which the named executive officer is reemployed and is eligible to receive group health coverage benefits under another employer-provided plan. The payments may also cease for any of the reasons provided in the COBRA law.

In addition, in the event that any of the named executive officers incur any legal, accounting or other fees and expenses in a good faith effort to obtain benefits under the Change of Control Severance Plan, we or the surviving entity will reimburse the named executive officer for such reasonable expenses. The named executive officer will be entitled to receive a tax gross-up payment in the event that any payments made under the plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Such reimbursement and gross-up payments will be subject to Section 409A of the Internal Revenue Code and will be paid within the timeframe prescribed by the regulations thereunder.

A change of control will be deemed to occur under the plan when:

•	we are merged, consolidated or reorganized into or with another company, or we sell or otherwise transfer all or substantially all of our assets to another company, and, as a result of either transaction, less than a majority of the combined voting power of the then outstanding securities of the resulting company immediately after the transaction is held by the holders of our voting securities immediately prior to the transaction;

•	the directors on our board as of July 22, 2008 or directors elected subsequent to that date and whose nomination or election was approved by a vote of at least two-thirds of the directors on the board as of July 22, 2008 cease to be a majority of our board;

•	our stockholders approve our complete liquidation or dissolution;

•	an individual, entity or group acquires beneficial ownership of 50% or more of our then outstanding shares or 50% of our then outstanding voting power to vote in an election of our directors, excluding any acquisition directly from us; or

•	our board approves a resolution stating that a change of control has occurred.

A named executive officer will receive compensation under the plan if:

•	he is terminated without cause, as defined in the plan, within 18 months from a change of control or prior to the change of control if he reasonably demonstrates that the termination was at the request of a third party attempting to effect a change of control or otherwise in connection with a change of control; or

•	he voluntarily terminates his employment for good reason during the 18 months following a change of control, defined as when, after the change of control:

•	there was a material and adverse change in or reduction of his duties, responsibilities and authority that he held preceding the change of control;

•	his principal work location was moved to a location more than 40 miles away from his prior work location;

•	he was required to travel on business to a substantially greater extent than prior to the change of control, which results in a material adverse change in his employment conditions;

•	his salary, bonus or bonus potential were materially reduced or any other significant adverse financial consequences occurred;

•	the benefits provided to him were materially reduced in the aggregate; or

•	we or any successor fail to assume or comply with any material provisions of the plan.

Severance Plan

The Severance Plan provides payments to a named executive officer in the event of an involuntary termination of employment, which includes termination due to job elimination, work force reductions, lack of work, a determination by us that the executive officer’s contributions no longer meet the needs of the business and any other reason determined by us. Under the Severance Plan, each of the named executive officers will be entitled to a payment equal to 12 months of his annualized base salary, not including any bonus, incentive payments or commission payments. Each named executive officer will also receive a pro rata payment of his bonus based on the portion of the year that he was employed by us. We will pay the bonus to the named executive officer when we pay bonuses to employees at the same position level for the bonus plan year in the following year, and such bonus will be based on the achievement level of the named executive officer’s business unit for the applicable year.

We will make a lump sum payment of the amount due under the Severance Plan to each named executive officer. We reserve the right to make the payments periodically for a period not to exceed 24 months. In order to receive payments under the Severance Plan, each named executive officer must return all of our property and execute a release agreement:

•	acknowledging that the payments to be received represent the full amount that he is entitled to under the Severance Plan;

•	releasing any claims that he has or may have against us; and

•	in our discretion, agreeing not to compete with us for a certain period.

The release agreement will also require the executive officer to comply with specified confidentiality, non-disparagement and non-solicitation obligations. Our obligation to make or continue severance payments to the executive officer will cease if the executive officer does not comply with those obligations.

2004 Incentive Compensation Plan

The 2004 Incentive Compensation Plan covers the grant of certain incentives and awards, including stock options, stock appreciation rights, stock, performance shares, incentive awards, stock units and dividend equivalent rights, to our employees, including the named executive officers. Under the 2004 Plan, if a change of control occurs and the incentives and awards granted under the plan are not assumed by the surviving entity, or the employee is terminated within a certain period following a change of control, each outstanding award is treated as explained below. A change of control under the 2004 Plan is defined the same as in the Change of Control Severance Plan and the same events that trigger payments to the executive officer under the Change of Control Severance Plan trigger payments under the 2004 Plan, both as described above.

•	Options. If the surviving entity assumes, replaces or converts the options and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the options will become fully exercisable, vested or earned. If the options are not assumed, replaced or converted, each option shall be fully exercisable upon a change of control.

•	Stock Appreciation Rights. If the surviving entity assumes, replaces or converts the stock appreciation rights and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the stock appreciation rights will become fully exercisable, vested or earned. If the stock appreciation rights are not assumed, replaced or converted, each stock appreciation right shall be fully exercisable upon a change of control. We have not issued any stock appreciation rights.

•	Stock Awards. If the surviving entity assumes, replaces or converts the stock award and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the stock awards shall be transferable and nonforfeitable. If the stock awards are not assumed, replaced or converted, each stock award shall be transferable and nonforfeitable upon a change of control.

•	Performance Shares. If the surviving entity assumes, replaces or converts the performance shares and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the performance shares will become fully exercisable, vested or earned. If the performance shares are not assumed, replaced or converted, the named executive officer shall earn the performance shares pro-rata based on the fraction of the performance period that has elapsed before the change of control. We have not issued any performance shares.

•	Incentive Awards. If the surviving entity does not assume, replace or convert an incentive award, the named executive officer shall have earned the pro-rata share of the incentive award based on a fraction of the performance period that has elapsed from the beginning of the performance period until the change of control. We have not issued any incentive awards.

The 2004 Plan provides that the administrator of the plan shall determine what amounts will be payable to the named executive officer upon death, disability or retirement in the agreement under which awards are made under the plan.

DIRECTOR COMPENSATION

Director Compensation Table

In the table and discussion below, we summarize the compensation paid to our non-employee directors and Mr. Shindler in 2010.

Director Compensation
Fiscal Year 2010

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash($)	Awards(1)($)	Awards(2)($)	Compensation($)	Earnings	Compensation($)	Total($)

Kevin L. Beebe	38,799	382,701	N/A	N/A	—	—	421,500
George A. Cope(3)	25,472	0	N/A	N/A	—	—	25,472
Raymond P. Dolan	90,000	126,129	N/A	N/A	—	—	216,129
Donald Guthrie	110,000	126,129	N/A	N/A	—	—	236,129
Charles M. Herington(4)	110,000	126,129	N/A	N/A	—	—	236,129
Carolyn F. Katz	150,000	126,129	N/A	N/A	—	—	276,129
Rosendo G. Parra	110,000	126,129	N/A	N/A	—	—	236,129
John W. Risner	115,000	126,129	N/A	N/A	—	—	241,129
Steven M. Shindler(5)	—	126,129	N/A	N/A	—	275,160	401,289

(1)	The amounts in this column reflect the grant date fair value of awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but disregarding estimated forfeitures related to service-based vesting conditions. We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant. On April 23, 2010, we provided each non-employee directors, other than Mr. Cope who had notified us he was stepping down from our Board of Directors effective May 11, 2010, and Mr. Shindler with a grant of 3,122 shares of restricted stock that vests 33 1/3% on each of April 23, 2011, April 23, 2012 and April 23, 2013. The grant date fair value was $40.40 per share. The dollar value of the shares subject to those grants, based on the $44.66 closing price of a share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2010, was $139,429.

On June 25, 2010, in connection with his appointment to our Board of Directors, we provided Mr. Beebe with a grant of 10,566 shares of restricted common stock, representing the sum of a sign-on grant of 8,000 restricted shares and a grant of 2,566 restricted shares, which is equal to the pro-rated portion of the 2010 annual equity grant to our non-employee directors. The restricted stock will vest 33 1/3% on each of June 25, 2011, June 25, 2012 and June 25, 2013. The grant date fair value was $36.22 per share. The dollar value of the shares subject to those grants, based on the $44.66 closing price of a share of our common stock on December 31, 2010, was $471,878.

The aggregate number of shares of restricted stock held by each of our non-employee directors on December 31, 2010, and the dollar value of the shares based on the closing price of a share of our closing price on that date, were as follows: Mr. Beebe — 10,566, $471,878; Mr. Cope — 0; and Ms. Katz and Messrs. Dolan, Guthrie, Herington, Parra, Risner and Shindler — 8,937, $399,126.

(2)	No awards of options to purchase common stock were made to our directors in 2010. The aggregate number of shares of our common stock underlying options held by each of the non-employee directors and Mr. Shindler on December 31, 2010 were as follows: Mr. Beebe — 0; Mr. Cope — 0; Mr. Dolan — 18,300; Mr. Guthrie — 19,700; Mr. Herington — 63,500; Ms. Katz — 75,500; Mr. Parra — 17,100; Mr. Risner — 68,000; and Mr. Shindler — 415,000.

(3)	Mr. Cope stepped down from our Board of Directors effective May 11, 2010.

(4)	Amounts included in Fees Earned or Paid in Cash for Mr. Herington include $110,000 in director fees subject to deferral under the NII Holdings, Inc. Outside Directors Deferral Plan. As of December 31, 2010, Mr. Herington held approximately 7,000 deferred share units under that plan that were granted in lieu of director fees earned in 2008, 2009 and 2010.

(5)	During 2009, we entered into an agreement with Mr. Shindler, which we refer to as the Shindler Compensation Agreement, that amended the compensation arrangements relating to his service as chairman of our Company effective as of July 1, 2009. All Other Compensation includes Mr. Shindler’s base salary of $250,000 for his role as chairman, a Company match of $9,800 on his 401(k) contributions and perquisites. Mr. Shindler continues to participate in all compensation plans and benefits available to our executive officers, including our Severance Plan and Change of Control Severance Plan, and he participated in an executive physical in 2010. As contemplated by the Shindler Compensation Agreement, Mr. Shindler used our corporate aircraft to commute to our offices in 2010, with such use having an aggregate incremental cost to us of $11,187, and was provided with a related tax gross-up of $826 related to his commuting costs.

Fees Payable to Non-Employee Directors

Each of our non-employee directors receives an annual retainer of $70,000. In addition, our non-employee directors receive the following annual retainer for serving on the following specified committees:

•	$20,000 for serving as the Lead Independent Director;

•	$30,000 for serving as Chairman of the Audit Committee;

•	$25,000 for serving as Chairman of the Compensation Committee;

•	$20,000 for serving as the Chairman of the Corporate Governance and Nominating Committee;

•	$20,000 for serving as the Chairman of the Finance Committee;

•	$25,000 for serving as a member of the Audit Committee;

•	$20,000 for serving as a member of the Compensation Committee;

•	$15,000 for serving as a member of the Finance Committee; and

•	$15,000 for serving as a member of the Corporate Governance and Nominating Committee.

We pay all retainers in arrears in quarterly installments. We also reimburse directors for travel expenses incurred in connection with attending board, committee and stockholder meetings and for other related expenses. We do not provide any additional compensation to employees who serve as a director or a committee member. Some of our directors and, in one case, a family member of a director participate in our employee phone program that pays the cost of mobile phone services. Non-employee directors are also permitted to defer all or a portion of their annual retainer pursuant to the NII Holdings, Inc. Outside Directors Deferral Plan described below.

Option Grants and Restricted Stock Awards

Historically, we have provided our non-employee directors with sign-on and annual equity grants in the form of options to purchase common stock. In 2009, we replaced these option grants with grants of restricted stock for our non-employee directors.

On June 25, 2010, the Board of Directors appointed Kevin L. Beebe to serve as a new director in the class of directors whose current terms expire in 2012. Consistent with the compensation policies currently applicable to our non-employee directors, Mr. Beebe was granted an initial sign-on award of 8,000 restricted shares that vest in annual installments over a three year period with 33 1/3% of the shares vesting each year that Mr. Beebe remains on our Board of Directors. In prior years, we provided new directors with a sign-on grant of options to purchase 15,000 shares of our common stock that vests 33 1/3% annually over a three year period and have an exercise price equal to the closing price of a share of our common stock, as reported on the Nasdaq Global Select Market, on the grant date.

We have adopted a policy to grant to each non-employee director an equity grant concurrent with the approval of our executive compensation decisions at our Board of Directors meeting held in late April. Pursuant to the Shindler Compensation Agreement, Mr. Shindler is also eligible for this annual grant beginning with the grant made in 2009, but is not eligible for employee equity grants. On April 23, 2010, each non-employee director and Mr. Shindler received 3,122 restricted shares that vest 33 1/3% annually over a three year period. Historically, directors who join the board subsequent to the annual grant receive a prorated portion of the annual grant amount, and Mr. Beebe received a grant of 2,566 restricted shares at the time he joined our Board of Directors, which is equal to the pro-rated portion of the 2010 annual equity grant to our non-employee directors.

Prior to 2009, we provided this annual grant in the form of options to purchase shares of our common stock. No awards of options to purchase our common stock were provided to any of our directors during 2010.

Outside Directors Deferral Plan

In 2007, the Board of Directors approved the adoption of the NII Holdings, Inc. Outside Directors Deferral Plan, which we refer to as the Director Deferral Plan. The Director Deferral Plan allows our non-employee directors to elect to defer 0%, 50% or 100% of his or her annual retainer and committee fees with the amount deferred by a participant attributed to a hypothetical account and treated as if it is invested in deferred stock units. For each deferred stock unit credited to the participating director’s account, the participating director has the right to receive a payment equal to the fair market value of one share of the Company’s common stock on the date of payment. The number of deferred stock units credited to a participating director’s account is determined by dividing the amount of the fee compensation elected to be deferred by the closing price of our common stock on the date the compensation would otherwise have been paid to the non-employee directors, and is increased for dividends paid on the Company’s common stock and adjusted equitably for stock splits, mergers, reorganizations and similar events. Deferral elections may be made annually by December 31 of the preceding year and remain in effect until the participating director revokes the election or timely files a new election for a subsequent year. Newly eligible non-employee directors have thirty days to make an initial deferral election. Payments out of the participating director’s hypothetical account are made in shares of the Company’s common stock, except that any fractional share is paid in cash. The Company may also elect to make the payment in a lump sum in cash in an amount equal to the value of the deferred stock units credited to the participating director’s hypothetical account. Shares are issued under the 2004 Incentive Compensation Plan. A participating director’s account is payable to the participating director on the first day of the month following his termination of service on the Board.

Stock Ownership Guidelines

On July 21, 2006, we adopted a director target ownership program that requires our non-employee directors who receive stock options and/or restricted stock awards to attain certain stock ownership levels, and therefore maintain a vested interest in our equity performance. Over a five-year period, the directors covered by the program are expected to reach certain ownership levels based on specific share targets. The current target is for our non-employee directors to own a multiple of five times their cash base retainer. Our current base retainer is $70,000, thus our non-employee directors currently have a share ownership target of $350,000. Although this share ownership target is not required to be met for five years, as of December 31, 2010, five of our seven non-employee directors and Mr. Shindler exceeded that target, and Mr. Shindler also exceeded the share ownership target that applied to him as executive chairman. Under our policy, an increase in the base retainer will result in an increase in the ownership requirement. The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership and the value of unexercised but vested options to the extent that the fair market value of our common stock exceeds the option exercise price. The penalty for non-compliance of our policy may include a discontinuation of future grants of stock options or restricted stock awards until the non-complying director becomes compliant.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners

The table below lists each person or group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by us to be the beneficial owner of more than 5% of our outstanding common stock as of March 18, 2011.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class(1)

FMR LLC(2)	15,357,283	9.05%
82 Devonshire Street
Boston, Massachusetts 02109
BlackRock, Inc.(3)	13,635,929	8.03%
40 East 52nd Street
New York, New York 10022

(1)	Based on 169,719,473shares of common stock issued and outstanding on March 18, 2011.

(2)	According to a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011, FMR LLC has sole power to vote 6,316,064 shares and to dispose of 15,357,283 shares of our common stock. Of that amount, Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 8,600,252 shares of our common stock. Fidelity, a wholly-owned subsidiary of FMR LLC, owns the securities as investment adviser to various investment companies. The number of shares of our common stock held by those investment companies included 464,252 shares resulting from the assumed conversion of certain of our convertible notes. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 8,600,252 shares beneficially owned by those investment companies. One investment company, Pyramis Global Advisors, LLC (“PGALLC”) is the beneficial owner of 1,119,464 shares of our common stock. PGALLC, an indirect wholly-owned subsidiary of FMR LLC, owns the securities as investment manager of certain institutional accounts. Each of Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, has sole dispositive and voting power over the 1,119,464 shares beneficially owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”) is the beneficial owner of 3,245,272 shares of our common stock. PGATC, an indirect wholly-owned subsidiary of FMR LLC, owns the securities as investment manager of certain institutional accounts. Each of Edward C. Johnson 3d and FMR LLC, through its control of PGATC, has sole dispositive power over 3,245,272 shares and sole voting power over 2,930,955 shares beneficially owned by PGATC. The members of the Edward C. Johnson 3d family are a controlling group of FMR LLC due to their ownership of approximately 49% of the voting power of FMR LLC and a voting agreement. FIL Limited (“FIL”) is the beneficial owner with the sole power to dispose of 2,392,135 shares of our common stock. The number of shares of our common stock held by the institutional accounts managed by FIL included 388,778 shares resulting from the assumed conversion of certain of our convertible notes. FIL and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL has sole dispositive power with respect to 2,392,135 shares of our common stock, sole power to vote 2,265,485 shares and no power to vote 126,650 shares of our common stock held by such international funds. Partnerships controlled by Edward C. Johnson 3d and members of his family control approximately 39% of the voting stock of FIL. FMR LLC and FIL do not believe they are required to attribute to each other the beneficial ownership of securities beneficially owned by the other, but voluntarily reported the ownership on a joint basis.

(3)	According to a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2011, BlackRock, Inc. has sole voting and dispositive power with respect to these shares of our common stock.

Securities Ownership of Management

In the table and the related footnotes below, we list the amount and percentage of shares of our common stock that are deemed under the rules of the Securities and Exchange Commission to be beneficially owned on March 18, 2011 by:

•	each person who served as one of our directors as of that date;

•	each of the named executive officers who currently are our executive officers; and

•	all directors and executive officers as a group.

	Shares Covered by
	Shares
	Owned and		Restricted
	Vested	Options to	Stock	Percent of
Name of Beneficial Owner	Options(1)	Vest(2)	to Vest(3)	Class(4)

Kevin L. Beebe	0	0	0	*
Sergio B. Chaia	52,500	64,083	8,000	*
Raymond P. Dolan	14,558	0	3,949	*
Steven P. Dussek	471,884	205,204	24,064	*
Peter A. Foyo	164,410	73,117	6,300	*
Donald Guthrie	20,258	6,175	3,949	*
Gokul V. Hemmady	100,000	82,584	12,567	*
Charles M. Herington(5)	73,783	3,375	3,949	*
Carolyn F. Katz	97,783	3,375	3,949	*
Rosendo G. Parra	13,958	0	3,949	*
John W. Risner	80,283	3,375	3,949	*
Steven M. Shindler	504,330	33,750	3,949	*
Alan Strauss	136,485	72,750	9,267	*
All directors and executive officers as a group (22 persons)(5)	2,704,377	937,759	134,178	2.23%

*	Indicates ownership of less than 1%.

(1)	Includes common stock currently owned, deferred share units and exercisable options, including those options with an exercise price that is greater than the trading price of our common stock on the Nasdaq Global Select Market on March 18, 2011. This column does not include shares covered by options and restricted stock that vest within 60 days of March 18, 2011, which are reflected in the second and third columns in the table. Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Shares beneficially owned as a result of the right to acquire beneficial ownership within 60 days are reflected in the second and third columns of the table.

(2)	Indicates shares that may be acquired upon the exercise of stock options exercisable on or within 60 days of March 18, 2011.

(3)	Indicates shares of restricted common stock that are scheduled to vest on or within 60 days of March 18, 2011.

(4)	Based on the total amount of shares reflected in columns one through three and 169,719,473 shares of common stock issued and outstanding on March 18, 2011.

(5)	Includes 7,000 deferred share units granted in lieu of cash compensation pursuant to the Company’s Outside Director Deferral Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during 2010, and written representations of our directors and executive officers that no additional Forms 5 were required to be filed, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the Securities and Exchange Commission on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act, except that Gregory J. Santoro, Executive Vice President, Chief Marketing and Strategy Officer, did not timely file a Form 4 for a transaction occurring on May 20, 2010, but the Form 4 was subsequently filed on June 4, 2010.

PROPOSAL II

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Compensation Committee approved 2010 total compensation for each executive officer at a level that is commensurate with the executive’s and our performance and that is comparable to the total compensation paid by a peer group of companies to executives in similar positions and with similar levels of experience. The Compensation Committee set the mix of 2010 total compensation such that the greater portion of our executives’ compensation is at risk and focused on long-term results, with the base salary and annual bonus components, which are paid in cash, representing generally a relatively smaller portion, and the long-term equity incentives a relatively larger portion, of total compensation than is the case for the executives employed by our peer companies. In addition, a significant portion of our executives’ cash compensation is performance-based and contingent on the achievement of annual performance targets.

The Compensation Committee reviewed the Company’s results in 2009 in determining total compensation for our executives in 2010. Despite the volatile economic conditions in some of our markets during 2009, the Company met or exceeded all of its major goals for 2009, improving many of the key measures that contribute to our results and taking steps to position the Company for future growth. In light of the Company’s relative performance compared to our peer group companies over one and three year evaluation periods, the Compensation Committee targeted total compensation for 2010 for each of our executive officers at the 65th percentile for comparable positions within our peer group companies. Subsequent to this decision, our chief executive officer requested that his 2010 total compensation target the 60th percentile in light of changes made in 2010 to the Company’s compensation strategy for our non-executive officer employees. In some instances, adjustments were made to the total compensation ranges to take into account the executive’s tenure, experience, responsibilities of the position and other contributions. Due to the mix of cash and non-cash components of the compensation package, the target total compensation set for each executive will only be realized by the executives if our Company meets its performance objectives and there is substantial appreciation in share value.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the philosophy and structure of our compensation program for our named executive officers as well as the overall compensation of those officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 2. Abstentions are treated as shares present and entitled to vote and will have the same effect as a vote against this proposal. Broker non-votes will not impact the outcome of the vote on this proposal.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the other related narrative disclosure.”

The Board of Directors recommends that the stockholders vote “FOR” the Approval of the Compensation of our Named Executive Officers, as disclosed in this proxy statement.

PROPOSAL III

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE
COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal 3, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation matters.

The Company recognizes that stockholders may have different views as to the best approach to be used by the Company in establishing the philosophy and structure of our executive compensation program and in the frequency for soliciting input from stockholders relating to the compensation of our executives. Although this vote is advisory and not binding on the Company or our Board of Directors in any way, we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation and intend to take that input into account as we develop the process for soliciting stockholder input regarding those matters. The board may nonetheless decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) on the proxy card. Stockholders are not voting to approve or disapprove the Board of Director’s recommendation.

The Board of Directors recommends that you vote for the option of once every year as the preferred frequency for advisory votes on executive compensation.

AUDIT INFORMATION

PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal years ended December 31, 2010 and December 31, 2009.

Fees Paid to Independent Registered Public Accounting Firm

The following information is furnished with respect to the fees incurred by our principal accountant for each of the last two fiscal years.

Audit Fees

The aggregate amount of fees billed and expected to be billed to us by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of our annual financial statements for the fiscal years ended December 31, 2010 and December 31, 2009 were $8,248,068 and $8,968,537, respectively.

Related expenses billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009 were approximately $123,338 and $132,815, respectively.

Audit fees consist of those fees rendered for the audit of our annual consolidated financial statements, audit of the effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports and for services normally provided in connection with statutory and regulatory filings or engagements, such as comfort letters or attest services.

Audit Related Fees

The aggregate amount of fees incurred by PricewaterhouseCoopers LLP for professional services for assurance and related services that are reasonably related to the review of our financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2010 and December 31, 2009 were $226,534 and $68,215, respectively. There were no related expenses billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009.

Tax Fees

The aggregate amount of fees incurred by PricewaterhouseCoopers LLP for professional services for tax compliance, tax advice, tax planning, transfer pricing and expatriate tax services for the fiscal years ended December 31, 2010 and December 31, 2009 were $254,946 and $128,914, respectively. Tax fees consist of those fees billed by the independent registered public accounting firm’s tax department, except those services related to the audit. There were no related expenses billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009.

All Other Fees

The aggregate amount of fees incurred by PricewaterhouseCoopers LLP for services other than those described above for the fiscal years ended December 31, 2010 and December 31, 2009 were $360,173 and $982,085, respectively, for consulting on accounting system implementation, information security policies, salary and human resources related projects and fees for research and disclosure tools. All other fees are those fees billed for permitted services other than the services described above. Related expenses billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and December 31, 2009 with respect to such other permitted services were $0 and $123,074, respectively.

Audit Committee Pre-Approval Policies and Procedures

It is the policy of the Audit Committee that our independent registered public accounting firm may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre- approval by the Audit Committee. The term of any general pre-approval is eighteen months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee has delegated its pre-approval authority to Carolyn Katz, the chairwoman of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence. In addition, our Chief Financial Officer also must submit to the Audit Committee requests or applications to provide services for amounts anticipated to exceed $100,000. For the years ended December 31, 2010 and December 31, 2009, all services provided by our independent registered public accounting firm were pre-approved in accordance with the Audit Committee policy described above.

Audit Committee Report

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The Board of Directors has adopted a written audit committee charter, which is available on the Investor Relations link of our website at the following address: www.nii.com. In addition, all members of our Audit Committee are independent, as defined in the Nasdaq listing standards.

The Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning the firm’s independence from our company and our subsidiaries and has discussed with PricewaterhouseCoopers LLP their independence.

In addition, the Audit Committee met with senior management periodically during 2010 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee also met to discuss with senior management our disclosure controls and procedures and the certifications by our chief executive officer and our chief financial officer, which are required for certain of our filings with the Securities and Exchange Commission. The Audit Committee met privately with our independent registered public accounting firm, our internal auditors and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our annual report on Form 10-K for fiscal year 2010 filed with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Date: February 23, 2011	Audit Committee

Carolyn F. Katz, Chairwoman
Donald Guthrie
John W. Risner

PROPOSAL IV

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

PricewaterhouseCoopers LLP, independent registered public accounting firm, served as our independent registered public accounting firm for the fiscal year ended December 31, 2010, and has been selected by the Audit Committee to serve as our independent registered public accounting firm for the current fiscal year. Information concerning the fees paid to PricewaterhouseCoopers LLP is included in this proxy statement under the heading “Audit Information.” Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to appropriate questions from stockholders and may make a statement if they so desire.

Although our Second Amended and Restated Bylaws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board of Directors is requesting that stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

The Board of Directors recommends that the stockholders vote “FOR” the Proposal for Ratification of the Appointment of PricewaterhouseCoopers LLP.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2012 Annual Meeting must be forwarded in writing and received at our principal executive office at 1875 Explorer Street, 10th Floor, Reston, Virginia 20190 no later than December 2, 2011, directed to the attention of our Executive Vice President, General Counsel and Secretary, for consideration for inclusion in our proxy statement for that Annual Meeting. Moreover, with respect to any proposal by a stockholder not seeking to have a proposal included in our proxy statement but seeking to have a proposal considered at the 2012 Annual Meeting, if that stockholder fails to notify our Executive Vice President, General Counsel and Secretary in the manner set forth above by February 16, 2012, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to that proposal, if the proposal is considered at the 2012 meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2012 Annual Meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission then in effect and Delaware law.

IMPORTANT INFORMATION

To assure your representation and a quorum for the transaction of business at the Annual Meeting, we urge you to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll free number or visiting the website listed on the proxy card if you are eligible to do so.

OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO STOCKHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF OUR ANNUAL REPORT ON FORM 10-K MAY BE OBTAINED WITHOUT CHARGE BY: (1) WRITING TO NII HOLDINGS, INC., 1875 EXPLORER STREET, 10TH FLOOR, RESTON, VIRGINIA 20190, ATTENTION: EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, OR (2) BY CONTACTING OUR INVESTOR RELATIONS DEPARTMENT AT 703-390-5113. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on May 9, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/nihd • Follow the steps outlined on the secured website.

Vote by telephone
•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•    Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR proposals 2 and 4 and 1 year for proposal 3.

1. Election of Directors.	For	Withhold		For	Withhold		For	Withhold	+

01 - Charles M. Herington	☐	☐	02 - Rosendo G. Parra	☐	☐	03 - John W. Risner	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	A non-binding stockholder advisory vote on executive compensation.	☐	☐	☐	3.	A non-binding stockholder advisory vote on frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

4.	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for fiscal year 2011.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporation’s name by President or other authorized officer. If a partnership, please sign in partnership’s name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NII Holdings, Inc.

This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned hereby appoints Steven P. Dussek, Gary D. Begeman, Gokul Hemmady and Shana C. Smith, and each or any of them, proxies for the undersigned, with power of substitution, to vote all the shares of common stock of NII Holdings, Inc. held of record by the undersigned on March 18, 2011 at the Annual Meeting of Stockholders of NII Holdings, Inc. to be held at 10:00 a.m. Eastern Time on May 10, 2011, and at any adjournments thereof, upon the matters listed on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL I, FOR PROPOSAL II, FOR ONE YEAR FOR PROPOSAL III AND FOR PROPOSAL IV.
PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(continued and to be DATED and SIGNED on reverse side)